A copy of this preliminary prospectus supplement has been filed with the securities regulatory authorities in each of the provinces and territories of Canada, except Québec, but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary prospectus supplement may not be complete and may have to be amended.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This prospectus supplement together with the short form base shelf prospectus dated October 24, 2018 to which it relates, constitutes a public offering of securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. The securities offered hereby have not been registered under the United States Securities Act of 1933, as amended (the "1933 Act"), or any state securities laws.  Contact Gold Corp. has filed an offering statement pursuant to Regulation A under the 1933 Act (the "Form 1-A") with the United States Securities and Exchange Commission (the "SEC") for purposes of qualifying the Offered Units described in this prospectus supplement for offer and sale to the public pursuant to Regulation A under the 1933 Act.  See "Plan of Distribution"

Information has been incorporated by reference in this prospectus supplement and the accompanying short form base shelf prospectus dated October 24, 2018 to which it relates from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Contact Gold Corp., at Suite 1050, 400 Burrard St., Vancouver, British Colombia V6C 3A6, telephone (604) 424-4051 and are also available electronically at www.sedar.com.

PRELIMINARY PROSPECTUS SUPPLEMENT

(to the Short Form Base Shelf Prospectus dated October 24, 2018)

New Issue	August 6, 2020

CONTACT GOLD CORP.

$⬤

⬤ Units

This prospectus supplement (the "Prospectus Supplement") together with the short form base shelf prospectus dated October 24, 2018 (the "Shelf Prospectus", and together with the Prospectus Supplement, the "Prospectus") qualifies the distribution (the "Offering") of ⬤ units (the "Offered Units") of Contact Gold Corp. ("Contact Gold" or the "Corporation") at a price of $⬤ per Offered Unit (the "Offering Price").  Each Offered Unit will consist of one common share of the Corporation, par value US$0.001 per share (a "Common Share" and as a constituent of the Offered Unit, "a "Unit Share") and one-half of one Common Share purchase warrant (each whole Common Share purchase warrant, a "Warrant").  Each Warrant will entitle the holder thereof to acquire, subject to adjustment in certain circumstances, one Common Share (a "Warrant Share") at an exercise price of $⬤, on or before 4:30 p.m. (Vancouver time) on the date that is ⬤ months from the Closing Date (as defined herein).  The Offering is being made pursuant to the terms and conditions of an underwriting agreement dated ⬤, 2020 (the "Underwriting Agreement") between the Corporation and Cormark Securities Inc. as lead underwriter, together with its U.S. affiliate Cormark Securities (USA) Limited (together, the "Underwriters").  Cormark Securities (USA) Limited is not registered as a dealer in any Canadian jurisdiction and accordingly, will not, directly or indirectly solicit offers to purchase or sell the Offered Units in Canada.  The Offering Price was determined by arm's length negotiation between the Corporation and the Underwriters with reference to the prevailing market price of the Common Shares and other factors.  See "Plan of Distribution".

Price: $⬤ per Offered Unit

	Price to the Public	Underwriters' Fee(1)(4)	Net Proceeds to the Corporation(2)(4)
Per Offered Unit	$⬤	$⬤	$⬤
Total(3)(4)	$⬤	$⬤	$⬤

(1) In consideration for the services rendered by the Underwriters in connection with the Offering, the Corporation has agreed to pay the Underwriters a cash fee (the "Underwriters' Fee") equal to 6.0% of the gross proceeds of the Offering (including in respect of any exercise of the Over-Allotment Option (as defined herein)), other than in respect of sales to certain purchasers, including certain current shareholders of the Corporation as mutually agreed to between the Corporation and the Underwriters (the "President's List"), on which a cash fee equal to 3.0% will be paid. As additional consideration for the services rendered in connection with the Offering, the Corporation has agreed to issue the Underwriters that number of broker warrants of the Corporation (the "Broker Warrants") as is equal to 6.0% of the number of Offered Units sold under the Offering (including in respect of any exercise of the Over-Allotment Option), other than in respect of sales to persons on the President's List on which Broker Warrants equal to 3.0% of the number of Offered Units sold under the Offering will be issued. Each Broker Warrant shall be exercisable to purchase, subject to adjustment in certain circumstances, one Common Share (a "Broker Share") at a price of $⬤ for a period of ⬤ months following the Closing Date. This Prospectus qualifies the issuance of the Broker Warrants. See "Plan of Distribution".

- i -

(2) Before deducting the expenses of the Offering, estimated to be $⬤ which, together with the Underwriters' Fee, will be paid by the Corporation out of the proceeds of the Offering.

(3) The Corporation has also granted the Underwriters an over-allotment option (the "Over-Allotment Option"), exercisable in whole or in part in the sole discretion of the Underwriters for a period of 30 days from and including the Closing Date, to purchase up to an additional ⬤ Offered Units (the "Additional Units") and/or up to an additional ⬤ Unit Shares (the "Additional Shares") and/or up to an additional ⬤ Warrants (the "Additional Warrants"), to cover over-allotments, if any, and for market stabilization purposes. The Over-Allotment Option is exercisable by the Underwriters: (i) to acquire Additional Units at the Offering Price; and/or (ii) to acquire Additional Shares at a price of $⬤ per Additional Share, and/or (iii) to acquire Additional Warrants at a price of $⬤ per Additional Warrant, so long as the aggregate number of Additional Shares and Additional Warrants which may be issued under the Over-Allotment Option does not exceed ⬤ Additional Shares and ⬤ Additional Warrants. If the Over-Allotment Option is exercised in full solely for Additional Units, the total price to the public will be $⬤, the total Underwriters' Fee will be $⬤, and the net proceeds to the Corporation, before deducting the estimated expenses of the Offering, will be $⬤.  If the Over-Allotment Option is exercised in full solely for Additional Shares, the total price to the public will be $⬤, the total Underwriters' Fee will be $⬤, and the net proceeds to the Corporation, before deducting the estimated expenses of the Offering, will be $⬤. If the Over-Allotment Option is exercised in full solely for Additional Warrants, the total price to the public will be $⬤, the total Underwriters' Fee will be $⬤, and the net proceeds to the Corporation, before deducting the estimated expenses of the Offering, will be $⬤. This Prospectus also qualifies the grant of the Over-Allotment Option. A purchaser who acquires securities forming part of the Underwriters' over-allocation position acquires those securities under this Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.  See "Plan of Distribution".

(4) All figures in the table above assumes that no sales are being made to persons on the President's List.

The following table sets out the maximum number of securities that may be issued by the Corporation to the Underwriters pursuant to the options granted to the Underwriters:

Underwriters' Position	Maximum Size	Exercise Period	Exercise Price
Over-Allotment Option	⬤ Additional Units	Up to 30 days from and including the Closing Date	$⬤ per Additional Unit
	⬤ Additional Shares	Up to 30 days from and including the Closing Date	$⬤ per Additional Share
	⬤ Additional Warrants	Up to 30 days from and including the Closing Date	$⬤ per Additional Warrant
Broker Warrants	⬤ Broker Warrants (1)	⬤ months from the Closing Date	$⬤ per Broker Warrant

(1) Assumes the exercise of the Over-Allotment Option in full for Offered Units and no sales to persons on the President's List.

Unless the context otherwise requires, all references to the "Offering", "Offered Units", "Unit Shares", "Warrants", "Warrant Shares", "Broker Warrants" and "Broker Shares" herein includes all securities issuable pursuant to, or in connection with, the exercise of the Over-Allotment Option.

In connection with the Offering, the Corporation is required to offer certain shareholders of the Corporation the right to acquire Offered Units under the terms of the Waterton Governance and Investor Rights Agreement and Goldcorp Investor Rights Agreement (each as defined herein). See "Participation Rights". In addition, the Corporation and Waterton (as defined herein), who holds 32.2% of the issued and outstanding Common Shares and 100% of the issued and outstanding Preferred Stock (as defined herein) have entered into the Waterton Letter of Intent (as defined herein) pursuant to which the parties have agreed to certain terms, based upon the amount of gross proceeds raised in the Offering, regarding the redemption of the Preferred Stock or an amendment to the terms of the Preferred Stock. Among other things, if a minimum of $10,000,000 is raised in the Offering: (a) the Corporation will use a minimum of $5,000,000 of the proceeds of the Offering to redeem a portion of the issued and outstanding Preferred Stock; (b) the Corporation will complete the Redemption Placement (as defined herein) to Waterton; and (c) the Corporation will use the proceeds from the Redemption Placement to redeem all of the then remaining issued and outstanding Preferred Stock.  If less than $10,000,000 is raised in the Offering, the Corporation has agreed to use commercially reasonable efforts to obtain all approvals to effect an amendment to its articles of incorporation to amend the terms of the remaining Preferred Stock. If more than $3,000,000 and less than $10,000,000 is raised in the Offering and the Corporation fails to obtain all approvals to effect an amendment to its articles of incorporation to amend the terms of the remaining Preferred Stock, the Corporation has agreed to use 50% of any proceeds in excess of $3,000,000 to redeem a portion of the issued and outstanding Preferred Stock at the Redemption Amount.  See "The Corporation - Recent Developments - Waterton Letter of Intent", "Use of Proceeds" and "Risk Factors". This Prospectus Supplement does not qualify the distribution of the Common Shares, if any, issued to Waterton under the Redemption Placement.

- ii -

The Underwriters, as principals, conditionally offer the Offered Units, subject to prior sale, if, as and when issued by the Corporation and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under the heading "Plan of Distribution" and subject to the approval of certain legal matters on behalf of the Corporation by Cassels Brock & Blackwell LLP and on behalf of the Underwriters by Blake, Cassels & Graydon LLP.  Cormark Securities (USA) Limited will not, directly or indirectly, solicit offers to purchase or sell the Offered Units in Canada.

The Common Shares are listed and posted for trading on the TSX Venture Exchange (the "TSXV") under the symbol "C" and on the OTCQB Venture Market (the "OTCQB") under the symbol "CGOL".  The closing price of the Common Shares on August 4, 2020 was $0.24 on the TSXV and US$0.17 on the OTCQB.  The Corporation will apply to list the Unit Shares, the Warrant Shares and the Broker Shares on the TSXV.  Listing of the Unit Shares, Warrant Shares and Broker Shares will be subject to the Corporation fulfilling all of the listing requirements of the TSXV. There is currently no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants purchased under this Prospectus.  This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Warrants, and the extent of issuer regulation.  See "Risk Factors".

Subject to applicable laws and in connection with the Offering, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which might otherwise prevail on the open market.  Such transactions, if commenced, may be discontinued at any time.  In connection with the distribution of the Offered Units by the Underwriters, the Underwriters may sell the Offered Units at a price that is less than the Offering Price.  See "Plan of Distribution".

The Offered Units are being offered for sale in each of the provinces and territories of Canada, except Québec, and in the United States through the Underwriters or through their United States registered broker-dealer affiliates, as applicable.  Subject to compliance with applicable law, the Underwriters may also offer the Offered Units outside of Canada and the United States, including in the United Kingdom.

The Corporation is incorporated under the laws of Nevada, and as such, is deemed to be a U.S. "domestic issuer" (as defined in Rule 902(e) of Regulation S under the 1933 Act). Concurrent with the filing of this Prospectus Supplement, the Corporation has filed a Form 1-A (which contains an offering circular (the "U.S. Offering Circular")) pursuant to Regulation A under the 1933 Act with the SEC for purposes of qualifying the Offered Units for offer and sale to the public pursuant to Regulation A under the 1933 Act. The Form 1-A has not been qualified by the SEC. A copy of the Form 1-A, including the U.S. Offering Circular, is available for review and has been filed under the Corporation's profile on the System for Electronic Document Analysis and Retrieval ("SEDAR") at www.sedar.com and at the SECs website at www.sec.gov.  See "Plan of Distribution - U.S. Securities Laws Matters".

Subscriptions for the Offered Units will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice.  The closing of the Offering is expected to be on ⬤, 2020, or such other date as may be agreed upon by the Corporation and the Underwriters (the "Closing Date").

It is anticipated that the Offered Units will be delivered in electronic form through the Depositary Trust Corporation ("DTC") system and through direct and indirect participants, including CDS Clearing and Depository Services Inc. ("CDS").  The participant through whom a purchaser purchases Offered Units will receive a credit for the Offered Units on DTC's records.  A purchaser of Offered Units (other than purchasers in the United States) are expected to hold the interest in the Offered Units through its registered dealer which is a CDS participant and through the DTC participant account maintained by CDS. The ownership interest of each actual purchaser of the Offered Units, who is referred to herein as a "beneficial owner", is to be recorded on the participant's records.  All interests in the Offered Units will be subject to the operations and procedures of DTC and CDS (if applicable). The operations and procedures of each settlement system may be changed at any time.  See "Plan of Distribution - Settlement".

An investment in the Offered Units is highly speculative due to various factors, including the nature of the Corporation's business and should only be made by persons who can afford the total loss of their investment.  A prospective purchaser should therefore review this Prospectus and the documents incorporated by reference in their entirety and carefully consider the risk factors described under the heading "Risk Factors" in this Prospectus prior to purchasing the Offered Units.

- iii -

Neither the SEC nor any state or Canadian securities regulator has approved or disapproved of the securities offered hereby, passed upon the accuracy or adequacy of this Prospectus Supplement and the accompanying Shelf Prospectus or determined if this Prospectus Supplement and the accompanying Shelf Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The Corporation is incorporated, and each of Mr. John Dorward, the Chairman of the Board, Mr. Vance Spalding, Vice-President, Exploration of the Corporation and Mr. John J. Read, the author of the Green Springs Technical Report (as defined herein), reside, outside of Canada. Each of the Corporation and the individuals named above have appointed Cassels Brock & Blackwell LLP, 2200 HSBC Building, 885 West Georgia Street, Vancouver, British Columbia V6C 3E8, as their agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that resides outside of Canada or is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction, even if the party has appointed an agent for service of process. See "Risk Factors".

The registered office of the Corporation is located at 4625 W. Nevso Drive, Suite 2, Las Vegas, NV 89103 and the head office of the Corporation is located at Suite 1050, 400 Burrard St., Vancouver, British Columbia, Canada V6C 3A6.

- iv -

TABLE OF CONTENTS

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT	S-1
MEANING OF CERTAIN REFERENCES AND CURRENCY PRESENTATION	S-1
FINANCIAL INFORMATION AND ACCOUNTING PRINCIPLES	S-1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION	S-2
ELIGIBILITY FOR INVESTMENT	S-3
DOCUMENTS INCORPORATED BY REFERENCE	S-4
MARKETING MATERIALS	S-5
THE CORPORATION	S-5
GREEN SPRINGS PROJECT	S-11
CONSOLIDATED CAPITALIZATION	S-33
USE OF PROCEEDS	S-34
DESCRIPTION OF SECURITIES BEING DISTRIBUTED	S-35
DESCRIPTION OF PREFERRED STOCK	S-37
PARTICIPATION RIGHTS	S-39
PLAN OF DISTRIBUTION	S-40
PRIOR SALES	S-44
MARKET FOR SECURITIES	S-45
RISK FACTORS	S-45
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS AND NON-U.S. HOLDERS	S-48
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	S-55
LEGAL MATTERS	S-60
AUDITORS, TRANSFER AGENT AND REGISTRAR	S-60
INTEREST OF EXPERTS	S-60
PURCHASERS' STATUTORY RIGHTS	S-61
CERTIFICATE OF THE CORPORATION	C-1
CERTIFICATE OF THE UNDERWRITER	C-2

BASE SHELF PROSPECTUS

- v -

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this Prospectus Supplement, which describes the terms of the Offered Units being offered and also adds to and updates information contained in the Shelf Prospectus and the documents incorporated therein. The second part, the Shelf Prospectus, gives more general information, some of which may not apply to the Offered Units being offered under this Prospectus Supplement. This Prospectus Supplement is deemed to be incorporated by reference into the Shelf Prospectus solely for the purpose of the Offering constituted by this Prospectus Supplement. Other documents are also incorporated, or are deemed to be incorporated by reference, into the Shelf Prospectus and reference should be made to the Shelf Prospectus for full particular thereof.

Investors should rely only on the information contained in the Prospectus (including the documents incorporated by reference) and are not entitled to rely on parts of the information contained in the Prospectus (including the documents incorporated by reference) to the exclusion of others. The Corporation has not authorized anyone to provide investors with additional or different information. Information contained on the Corporation's website shall not be deemed to be a part of the Prospectus or incorporated by reference and should not be relied upon by prospective investors for the purpose of determining whether to invest in the securities. Neither the Corporation nor the Underwriters are offering to sell the securities offered hereby in any jurisdictions where the offer or sale of the securities is not permitted. The information contained in the Prospectus (including the documents incorporated by reference) is accurate only as of the date of the Prospectus (or the date of the document incorporated by reference, as applicable), regardless of the time of delivery of the Prospectus or any sale of the Offered Units. The Corporation's business, financial condition, results of operations and prospects may have changed since those dates.

Market data and certain industry forecasts used in this Prospectus Supplement and the Shelf Prospectus and the documents incorporated by reference herein and therein were obtained from market research, publicly available information and industry publications. The Corporation believes that these sources are generally reliable, but the accuracy and completeness of this information is not guaranteed. The Corporation has not independently verified such information, and it does not make any representation as to the accuracy of such information.

MEANING OF CERTAIN REFERENCES AND CURRENCY PRESENTATION

References to dollars or "$" are to Canadian currency unless otherwise indicated. All references to "US$" refer to United States dollars. On August 4, 2020, the daily exchange rate as quoted by the Bank of Canada was US$1.00=C$1.3372 or C$1.00=US$0.7478.

Unless the context otherwise requires, all references in this Prospectus Supplement to the "Corporation" refer to the Corporation and its subsidiary entities on a consolidated basis.

FINANCIAL INFORMATION AND ACCOUNTING PRINCIPLES

The Corporation is a U.S. domestic issuer as such term is defined in Rule 902(e) of Regulation S under the 1933 Act however, the Corporation is not registered or reporting under the Unites States Securities Exchange Act of 1934, as amended (the "1934 Act") (a "US Reporting Entity").  National Instrument 52-107 - Acceptable Accounting Principles and Auditing Standards ("NI 52-107"), of the Canadian Securities Administrators requires companies listed in Canada that are not a US Reporting Entity to file financial statements prepared pursuant to International Financial Reporting Standards ("IFRS").  However, as a U.S. domestic issuer, Regulation A requires the Corporation to prepare financial statements in accordance with United States generally accepted accounting principles ("US GAAP").

Pursuant to a decision document dated December 24, 2019 (2019 BCSECCOM 451) issued by the British Columbia Securities Commission (as principal regulator) and the Ontario Securities Commission under National Policy 11-203 - Process for Exemptive Relief Applications in Multiple Jurisdictions (the "Order"), the Corporation has been granted an exemption by the Canadian securities regulatory authorities in each of the provinces and territories in which the Corporation is a reporting issuer from having to file financial statements prepared in accordance with IFRS and therefore is now permitted to file its financial statements in accordance with US GAAP and have such financial statements audited pursuant to the rules and standards of the United States Public Company Accounting Oversight Board (the "PCAOB").

Unless otherwise indicated, financial information in this Prospectus Supplement and the documents incorporated by reference herein have been prepared in accordance with US GAAP and is subject to the auditing and auditor independence standards of the PCAOB.  US GAAP differs in some respects from IFRS and thus may not be comparable to financial statements of Canadian companies that are prepared in accordance with IFRS. Although the Corporation has sought to align its accounting treatment and disclosures to align with those required under IFRS and US GAAP so as to minimize the differences, this Prospectus Supplement and the documents incorporated by reference herein do not include any explanation of the principal differences or any reconciliation between IFRS and US GAAP.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in the Prospectus constitute forward-looking information within the meaning of applicable Canadian and United States securities legislation. Forward-looking information in, or incorporated by reference into this Prospectus Supplement and the Shelf Prospectus includes, but is not limited to statements with respect to: the completion, settlement and closing of the Offering; the satisfaction of the conditions to closing of the Offering, including the receipt in a timely manner of regulatory and other required approvals and clearances, including the approval of the TSXV; the use of the net proceeds of the Offering; the listing of the Unit Shares and Warrant Shares on the TSXV; the qualification of the Unit Shares, Warrants and Warrant Shares by the SEC; the plan of distribution for the Offering; certain United States and Canadian tax consequences of an investment in the Offered Units; the completion and the nature of the transactions contemplated by the Waterton Letter of Intent; the satisfaction of the conditions to the completion of the transactions contemplated by the Waterton Letter of Intent, including the receipt in a timely manner of regulatory and other required approvals and clearances, including the approval of the TSXV for the Redemption Placement and shareholder and TSXV approval of the Article Amendments (as defined herein); the nature, timing and extent of the Corporation's planned exploration programs and activities; the future financial or operating performance of the Corporation and its subsidiaries and its mineral projects; the future price of metals; test work and confirming results from work performed to date; the estimation of mineral resources and mineral reserves; the realization of mineral resource and mineral reserve estimates; the timing and amount of estimated future capital, operating and exploration expenditures; costs and timing of the development of new deposits; costs and timing of future exploration; requirements for additional capital; government regulation of mining operations; environmental risks; reclamation expenses; title disputes or claims; and limitations of insurance coverage. Often, but not always, forward-looking statements can be identified by the use of words and phrases such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates", or "believes" or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved.

Forward-looking information is based on the opinions and estimates of management as of the date such statements are made and are based on various assumptions such as: future business and property integrations remaining successful; the ability of the Corporation to continue to undertake exploration and other activities at its mineral properties during the Covid-19 coronavirus ("Covid 19") outbreak; the ability of the Corporation to manage Covid-19 cases at its mineral properties and maintain normal activity levels at its properties despite any such cases; that the other current or potential future effects of the Covid-19 pandemic on the Corporation's business, operations and financial position, including restrictions on the movement of persons, restrictions on business activities, restrictions on the transport of goods, trade restrictions, increases in the cost of necessary inputs, reductions in the availability of necessary inputs and productivity and operational constraints, will not impact its planned exploration activities at its mineral properties; the ability to continue raising the necessary capital to finance operations; favourable and stable general macroeconomic conditions, securities markets, spot and forward prices of gold, silver, base metals and certain other commodities, currency markets (such as the $ to US$ exchange rate); no materially adverse changes in national and local government, legislation, taxation, controls, regulations and political or economic developments; that various risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins and flooding) will not materialize; the ability to complete planned exploration programs; no disruptions or delays due to government shut downs; the ability to obtain adequate insurance to cover risks and hazards on favourable terms; that changes to laws and regulations will not impose greater or adverse restrictions on mineral exploration or mining activities; the continued stability of employee relations; positive relationships with local communities and indigenous populations; that costs associated with mining inputs and labour will not materially increase; that mineral exploration and development activities (including obtaining necessary licenses, permits and approvals from government authorities) will be successful; and the continued validity and ownership of title to properties.

Forward-looking information involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, risks posed by the disruption caused by the Covid-19 pandemic; risks resulting from the Corporation's negative working capital and history of losses, including that the Corporation may be unable to continue as a going concern; general business, economic, competitive, political and social uncertainties; the actual results of current and future exploration activities differing from projected results; the inability to meet various expected cost estimates; changes or downgrades in project parameters and/or economic assessments as plans continue to be refined; fluctuations in the future prices of metals; possible variations of mineral grade or recovery rates below those that are expected; the risk that actual costs may exceed estimated costs; failure of equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; political instability; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors included herein and elsewhere in the Corporation's public disclosure. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used. Although the Corporation has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information. The forward-looking information contained herein is presented for the purposes of assisting investors in understanding the Corporation's expected financial and operating performance and the Corporation's plans and objectives and may not be appropriate for other purposes. The Corporation does not undertake to update any forward-looking information, except in accordance with applicable securities laws.

ELIGIBILITY FOR INVESTMENT

In the opinion of Cassels Brock & Blackwell LLP, counsel to the Corporation, and Blake, Cassels & Graydon LLP, counsel to the Underwriters, based on the current provisions of the Income Tax Act (Canada) (the "Tax Act") and the regulations thereunder, in force as of the date hereof, the Unit Shares, Warrants, and Warrant Shares, if issued on the date hereof, would be qualified investments for trusts governed by a registered retirement savings plan, registered retirement income fund, registered education savings plan, registered disability savings plan, tax-free savings account (collectively referred to as "Registered Plans") or a deferred profit sharing plan ("DPSP"), provided that:

(i) in the case of Unit Shares and Warrant Shares, the Unit Shares or Warrant Shares, as applicable, are then listed on a "designated stock exchange" as defined in the Tax Act (which currently includes Tiers 1 and 2 of the TSXV); and

(ii) in the case of the Warrants, the Warrant Shares are qualified investments as described in (i) above and neither the Corporation, nor any person with whom the Corporation does not deal at arm's length, is an annuitant, a beneficiary, an employer or a subscriber under or a holder of such Registered Plan or DPSP.

Notwithstanding the foregoing, the holder of, or annuitant or subscriber under, a Registered Plan (the "Controlling Individual") will be subject to a penalty tax in respect of Unit Shares, Warrant Shares or Warrants held in the Registered Plan if such securities are a prohibited investment for the particular Registered Plan. A Unit Share, Warrant Share or Warrant generally will not be a "prohibited investment" for a Registered Plan unless (i) the Controlling Individual does not deal at arm's length with the Corporation for the purposes of the Tax Act, or (ii) the Controlling Individual has a "significant interest" (as defined in subsection 207.01(4) of the Tax Act) in the Corporation. In addition, the Unit Shares and Warrant Shares will generally not be a "prohibited investment" if such securities are "excluded property" (as defined in the Tax Act) for the Registered Plan. Controlling Individuals should consult their own tax advisors as to whether the Unit Shares, Warrant Shares, or Warrants will be a prohibited investment in their particular circumstances.

DOCUMENTS INCORPORATED BY REFERENCE

This Prospectus Supplement is deemed to be incorporated by reference into the Shelf Prospectus solely for the purpose of the Offering.

Copies of the documents incorporated by reference in this Prospectus Supplement and the Shelf Prospectus may be obtained on request without charge from the Corporate Secretary of the Corporation, at Suite 1050, 400 Burrard St., Vancouver, British Colombia V6C 3A6, and are also available electronically on SEDAR at www.sedar.com.

The following documents, filed with the various securities commissions or similar authorities in each of the provinces and territories of Canada, except for Québec, are specifically incorporated by reference into and form an integral part of this Prospectus Supplement and the Shelf Prospectus:

(i) the annual information form ("AIF") of the Corporation dated March 30, 2020 for the year ended December 31, 2019;

(ii) the audited consolidated financial statements of the Corporation as at, and for the years ended December 31, 2019, 2018 and 2017, together with the notes thereto and the independent auditors' report thereon (the "Annual Financial Statements");

(iii) the management's discussion and analysis of the Corporation for the year ended December 31, 2019 ("Annual MD&A");

(iv) the unaudited condensed interim consolidated financial statements of the Corporation as at, and for the three-month period ended March 31, 2020, together with the notes thereto (the "Interim Financial Statements");

(v) the management's discussion and analysis of the Corporation for the three-month period ended March 31, 2020 ("Interim MD&A");

(vi) the management information circular of the Corporation dated April 29, 2020, prepared in connection with the annual general and special meeting of shareholders of the Corporation held on May 28, 2020;

(vii) a material change report of the Corporation dated April 27, 2020 in respect of the announcement by the Corporation of the closing of the first tranche of a non-brokered private placement (the "Private Placement") for 7,520,000 units at a price of $0.10 per unit for aggregate gross proceeds of $752,000;

(viii) a material change report of the Corporation dated May 6, 2020 in respect of the announcement by the Corporation of the closing of the second tranche of the Private Placement for 3,350,000 units at a price of $0.10 per unit for aggregate gross proceeds of $335,000;

(ix) a material change report of the Corporation dated May 19, 2020 in respect of the announcement by the Corporation that the Common Shares commenced trading on the OTCQB under the ticker symbol "CGOL";

(x) a material change report of the Corporation dated May 25, 2020 in respect of the announcement by the Corporation of the closing of the final tranche of the Private Placement for 1,630,000 units at a price of $0.10 per unit for aggregate gross proceeds of $163,000;

(xi) the term sheet dated August 6, 2020 in connection with the Offering; and

(xii) the corporate presentation dated August 2020 in connection with the Offering.

Any document of the type referred to in the preceding paragraphs (excluding confidential material change reports) or of any other type required to be incorporated by reference in a short form prospectus pursuant to National Instrument 44-101 - Short Form Prospectus Distributions that is filed by the Corporation with a securities commission or any similar authority in Canada after the date of this Prospectus Supplement and prior to termination of the Offering shall be deemed to be incorporated by reference into this Prospectus Supplement.

Any statement contained in this Prospectus Supplement, the Shelf Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus Supplement, to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated by reference herein modifies or supersedes such prior statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall thereafter neither constitute, nor be deemed to constitute, a part of this Prospectus Supplement, except as so modified or superseded. Without limiting the foregoing, each document incorporated by reference in the Shelf Prospectus prior to the date hereof shall be deemed to have been superseded in its entirety unless such document is also listed above as being incorporated by reference in this Prospectus Supplement.

MARKETING MATERIALS

Any "marketing materials" (as defined in National Instrument 41-101 - General Prospectus Requirements ("NI 41-101")) are not part of this Prospectus Supplement or the Shelf Prospectus to the extent that the contents thereof have been modified or superseded by a statement contained in this Prospectus Supplement or any amendment. Any "template version" (as defined in NI 41-101) filed with the securities commission or similar authority in each of the provinces and territories of Canada in connection with the Offering after the date hereof but prior to the termination of the distribution of the Offered Units under this Prospectus Supplement (including any amendments to, or an amended version of, any template version of marketing materials) is deemed to be incorporated by reference into this Prospectus Supplement and in the Shelf Prospectus.

THE CORPORATION

Corporate Structure

The Corporation (formerly, Winwell Ventures Inc. ("Winwell")) was incorporated under the Business Corporations Act (Yukon) on May 26, 2000 and was continued under the Business Corporations Act (British Columbia) on June 14, 2006. On June 7, 2017, Winwell and Carlin Opportunities Inc. ("Carlin"), completed a court approved statutory plan of arrangement under the Business Corporations Act (British Columbia) (the "Arrangement"), pursuant to which, among other things, Winwell acquired all of the issued and outstanding common shares of Carlin, continued into the State of Nevada and changed its name to "Contact Gold Corp." The Corporation is currently governed by the Revised Statutes applicable to Nevada corporations, Title 7, Chapter 78 (the "Nevada Act") and other applicable laws.

The Corporation has two wholly-owned subsidiaries, Clover Nevada II LLC ("Clover Nevada") and Carlin. Clover Nevada, established under the laws of Nevada, is the only material subsidiary of the Corporation and holds the Contact Gold Properties (as defined herein), including the Corporation's Pony Creek gold property (the "Pony Creek Project") and an option to acquire the past-producing Green Springs gold property (the "Green Springs Project").

Summary Description of the Business

The Corporation is a gold exploration company focused on discovering and developing oxide gold targets and making district-scale gold discoveries in Nevada. The Corporation's land holdings are located on the Carlin, Independence, Cortez and Northern Nevada Rift gold trends. The Corporation's current properties in which it holds an interest include the Pony Creek Project and the Green Springs Project, as well as a portfolio of prospective earlier-stage exploration properties (the "Portfolio Properties", and collectively with the Pony Creek Project and the Green Springs Project, the "Contact Gold Properties"). As at the date hereof, the Contact Gold Properties comprise in aggregate, approximately 140 km2 of unpatented mining claims and mineral tenure. The Corporation is focused on advancing both the Pony Creek Project and the Green Springs Project.

More detailed information regarding the business of the Corporation as well as its operations, assets, and properties can be found in the AIF and other documents incorporated by reference herein, as supplemented by the disclosure herein.  See "Documents Incorporated by Reference".

The Pony Creek Project

The Pony Creek Project is located in Elko County, Nevada and comprises 1,032 unpatented mining claims covering approximately 82 km2.

Since acquisition, the Corporation has made progress advancing, de-risking and augmenting the exploration and growth potential of the Pony Creek Project. The Corporation has drilled 25,960 metres in 117 drill holes across four main target zones, maintaining a hit ratio of over 90% of all drill holes hitting gold mineralization of greater than 3 metres grading 0.14 g/t gold.  The Corporation has focused on generating exploration drill targets across the property through extensive geological mapping, geophysical surveys, rock and soil sampling, structural analysis and fossil age dating.  Preliminary metallurgical test work at the Pony Creek Project has demonstrated gold recoveries from oxidized material of 85-90%.

In 2017, the Corporation began the necessary permitting activities to complete a Plan of Operations (a "PoO") with the United States of America's Department of the Interior's Bureau of Land Management (the "BLM") to enable future drill programs at the Pony Creek Project.  The PoO supports up to 150 acres of road and drill pad construction at the property, and final approval was obtained in June 2020.  See "Recent Developments" below. Drilling since 2017 has been carried out under multiple 5-acre Notice of Intent permits (the "NOIs').

For additional information regarding the Pony Creek Project, see the section entitled "The Pony Creek Project" in the AIF, which is incorporated herein by reference and the technical report on the Pony Creek Project titled "NI 43-101 Technical Report, Pony Creek Project, Elko County, Nevada, United States of America" dated October 22, 2018 (effective date October 16, 2018) which has been filed under the Corporation's corporate profile on SEDAR at www.sedar.com.

The Green Springs Project

The Green Springs Project is located near the southern end of the Cortez Trend of Carlin-type gold deposits in White Pine County, Nevada and comprises 220 unpatented mining claims covering approximately 16.8 km2.  Clover Nevada currently holds an option to purchase a 100% interest in the Green Springs Project, subject to certain existing royalties, pursuant to a purchase option agreement dated July 23, 2019 (the "Green Springs Option Agreement") entered into among the Corporation, Clover Nevada, DHI Minerals (US) Ltd. ("DHI") and Nevada Select Royalty, Inc. ("Nevada Select"), both wholly-owned subsidiaries of Ely Gold Royalties Inc. ("Ely Gold" and together with DHI and Nevada Select, the "Optionor").  Pursuant to the Green Springs Option Agreement, in order to acquire a 100% interest in the Green Springs Project, the Corporation has made an initial cash payment of $40,904 and issued 2,000,000 Common Shares to the Optionor and is required to pay an additional US$50,000 on each of the first, second and third anniversary date of the agreement and a final payment of US$100,000 on the fourth anniversary date.  Such payments may be made in cash or in Common Shares at the Corporation's election in accordance with the terms of the agreement.  During the term of the option, the Corporation is also required to pay all mining claim maintenance and rental fees and all amounts otherwise due and payable (including royalty and option payments) to third parties pursuant to the underlying agreements in respect of the Green Springs Project.  See "Green Springs Project".

Immediately upon signing the Green Springs Option Agreement, Contact Gold integrated all available historical data into a digital database, conducted rock chip sampling, and constructed a 3-dimensional geological model of the mineralized zones at Green Springs to guide drilling at the project. During 2019, the Company completed a maiden drill program of 1,300 metres in 10 holes at the Green Springs Project, identifying oxide gold where it was previously not identified. The drill holes were completed at the Alpha, Bravo, Charlie North and Echo zones, with a focus on stepping out from the known zones within the Chainman Shale geologic formation to expand the mineralized footprint at all targets. Certain select gold mineralized intercepts from historical drilling as well as Contact Gold's drill holes are shown below, along with identified targets for Contact Gold's 2020 drill program.

The north-south structural corridor at the Echo zone which hosts gold in the mine trend continues south and north to the Zulu target and the past producing Delta zone respectively and there is potential for gold mineralization to continue down at the same northwest-north south structural intersection into the Pilot Shale.  See below for select oxide intervals from the Charlie North to Echo Zones.

Long Section from Charlie North to Echo Zones - Looking East

Hosting in the Pilot Shale was previously thought to be unoxidized. Drilling at the Green Springs Project has evidenced numerous intercepts of near-surface oxide gold with approximately 4 km strike length and led to new discoveries made from deeper drilling (200 metres) for stacked deposits in the Alligator Ridge targets along strike at the Pilot Shale and Guilmette Limestone contact, and high conviction undrilled targets at the Tango, Whiskey, Foxtrot and Zulu zones. Confirmation of the Alligator Ridge target and the associated oxidation profile indicates proof of concept for a mine trend. The BLM and the U.S. Forest Service (the "USFS") have approved drill plans for the Green Springs Project. The project has an existing USFS Plan of Operations permit for 75 acres of disturbance and an NOI has been obtained (see "Recent Developments" below) on the BLM land to drill the Zulu target.

For additional information regarding the Green Springs Project, see the section entitled "The Green Springs Project" below and the Green Springs Technical Report (as defined herein) which has been filed under the Corporation's corporate profile on SEDAR at www.sedar.com.

Recent Developments

Waterton Letter of Intent

On August 6, 2020, the Corporation entered into a binding letter agreement with Waterton (the "Waterton Letter of Intent"), pursuant to which the parties have agreed to certain terms, based upon the amount of gross proceeds raised in the Offering, regarding the redemption of the Preferred Stock or an amendment to the terms of the Preferred Stock. Pursuant to the Waterton Letter of Intent, the parties have agreed as follows:

If a minimum of $10,000,000 is raised in the Offering:

(a) the Corporation will use a minimum of $5,000,000 of the proceeds of the Offering to redeem a portion of the issued and outstanding Preferred Stock at the Redemption Amount (as defined herein, and approximately US$13.73 million as of August 5, 2020);

(b) Waterton will purchase Common Shares at a price of $⬤ per share (the portion of the Offering Price allocated to a Unit Share) in aggregate amount equal to the Redemption Amount for the then remaining issued and outstanding Preferred Stock (the "Redemption Placement"), estimated to be US$9.99 million at August 5, 2020; and

(c) the Corporation will use the proceeds of the Redemption Placement to redeem all of the then remaining issued and outstanding Preferred Stock.

If more than $3,000,000 and less than $10,000,000 is raised in the Offering and the Corporation fails to obtain the Approvals (as defined below) for the Article Amendments (as defined below), the Corporation has agreed to use 50% of any proceeds in excess of $3,000,000 to redeem a portion of the issued and outstanding Preferred Stock at the Redemption Amount.

If less than $10,000,000 is raised in this Offering, Contact Gold has agreed to use commercially reasonable efforts to obtain all of the approvals (including shareholder and regulatory approvals) (the "Approvals") required to amend the terms of the remaining Preferred Stock, by amending the articles of incorporation ("Article Amendments"), to:

(a) reduce the conversion price of the Preferred Stock from $1.35 per share to the lesser of:

(i) 135% of the closing price on August 5, 2020 ($0.31 per share);

(ii) 135% of the Offering Price allocated to a Unit Share ($⬤ per share); and

(iii) 135% of the 20-day volume weighted average price of the Common Shares prior to the date all Approvals are obtained,

(b) reduce the cumulative dividend rate from 7.5% to 3.75% per annum from the date the Article Amendments are effective; and

(c) extend the maturity date from June 7, 2022 to a date that is five years from the date the Approvals are obtained.

The Redemption Placement and Article Amendments remain subject to regulatory and other required approvals and clearances, including the approval of the TSXV in respect of the Redemption Placement and shareholder and TSXV approval of the Article Amendments.

Waterton holds, directly or indirectly, approximately 32.2% of the issued and outstanding Common Shares and 100% of the issued and outstanding Preferred Stock.  Assuming $10,000,000 is raised in the Offering and the Corporation applies $5,000,000 to redeem a portion of the outstanding Preferred Stock, the Corporation would issue approximately ⬤ Common Shares in the Redemption Placement and Waterton would beneficially own approximately ⬤ Common Shares or approximately ⬤% of the Corporation's issued and outstanding Common Shares. This Prospectus Supplement does not qualify the distribution of the Common Shares issued under the Redemption Placement.

As at the date hereof, Contact Gold had 11,111,111 Preferred Stock issued and outstanding, which Preferred Stock is convertible at the election of the holder at any time, into Common Shares (subject to a cap such that at any time following any conversion, Waterton and its affiliates shall not hold more than 49% of the aggregate issued and outstanding Common Shares). The number of Common Shares to be issued pursuant to such conversion right shall be equal to the sum of the face value of the Preferred Stock together with any accrued and unpaid cumulative dividends thereon to the conversion date (which is approximately US$13.73 million as of August 5, 2020) divided by the conversion price of the Preferred Stock on the conversion date, such price being subject to adjustment from time to time.  After giving effect to the Article Amendments and assuming a conversion price of $⬤ (US$⬤ based on the Bank of Canada daily average exchange rate on ⬤, 2020), being the lesser of (a)(i) and (a)(ii) immediately above, 11,111,111 Preferred Stock if fully converted would convert into ⬤ Common Shares.  The conversion of the Preferred Stock from time to time, at the election of the holder, will result in dilution to other existing holders of Common Shares. See, "Description of Preferred Stock" and "Risk Factors.

Waterton is an insider of Contact Gold and, as a result, certain of the transactions contemplated by the Waterton Letter of Intent, including the Redemption Placement and the Article Amendments, would constitute a "related party transaction" as defined in Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("MI 61-101"). The Redemption Placement and the Article Amendments, if completed, are exempt from the formal valuation and minority shareholder approval requirements of MI 61-101 in reliance upon the "exemptions contained in sections 5.5(b) and 5.7(e), respectively, of MI 61-101.

The completion of the transactions contemplated by the Waterton Letter of Intent will be subject to acceptance by the TSXV, the receipt of all required corporate, regulatory and shareholder approvals and the absence of a material change to the business, results of operations, assets, financial condition or liabilities of the Corporation and its subsidiaries, taken as a whole, from the date of the Waterton Letter of Intent until the completion of such transactions.

Other Corporate Developments

On July 23, 2020, the Corporation issued 362,941 Common Shares (at a deemed price of $0.185) to Ely Gold in satisfaction of the US$50,000 first anniversary payment under the Green Spring Option Agreement.

On June 24, 2020, the Corporation announced the results from four cyanide bottle roll assays at the Stallion and Bowl Zones at its Pony Creek Project which continue to return gold recoveries and high-grade oxidized mineralization results.

On June 18, 2020, the Corporation announced that it had received approval for its PoO permit for the Pony Creek Project which will allow the Corporation to ramp up drilling to test high-priority targets developed by the Corporation across a broad area of the property over the last 2.5 years. The Pony Creek Project can now support exploration activities, including drill pad and road construction of up to 150 acres, an increase from the more limited area of permitted disturbance previously permitted under the NOIs that facilitated drilling in 2017 to 2019.

On June 2, 2020, the Corporation announced that it had received an NOI from the BLM to conduct drilling at its newly defined Zulu target at the Green Springs Project. This new NOI is in addition to the existing 70-acre PoO permit for drilling at the key target areas on the project.

On May 25, 2020, the Corporation announced the closing of the final tranche of the Private Placement.  In aggregate with the closings of the first and second tranche of the Private Placement which were announced on April 24, 2020 and May 5, 2020, respectively, the Corporation issued a total of 12,500,000 units of the Corporation at a price of $0.10 per unit for aggregate gross proceeds of $1,250,000. Each unit consisted of one Common Share and one Common Share purchase warrant, with each warrant entitling the holder to purchase a Common Share at a price of $0.15 for a period of 24 months from the applicable closing date. The warrants are subject to an accelerated expiry in the event the Common Shares trade on the TSXV at a closing price equal to or greater than $0.30 for a period of 10 consecutive trading days.  The net proceeds from the Private Placement are being used by the Corporation to undertake drill hole targeting and ongoing exploration at the Green Springs Project and the Pony Creek Project and for general working capital.

On May 19, 2020, the Corporation announced that the Common Shares had commenced trading on the OTCQB under the ticker symbol "CGOL".

GREEN SPRINGS PROJECT

The scientific and technical information in the section below is summarized, compiled or extracted from the technical report regarding the Green Spring Project entitled "Technical Report for the Green Spring Project, White Pine County Nevada, United States of America" dated August 5, 2020 (effective June 12, 2020) (the "Green Springs Technical Report") and prepared for the Corporation by John J. Read, CPG who is a "qualified person" and independent" within the meanings of NI 43-101. The summary below is subject in entirety to all the assumptions, qualifications and procedures set out in the Green Springs Technical Report and which may not be fully described herein.  For full technical details on the Green Springs Project, reference should be made to the full text of the Green Springs Technical Report which was prepared in accordance with NI 43-101 and has been filed with the securities regulatory authorities in all of the provinces and territories of Canada, except Québec, and is available under the Corporation's profile on SEDAR at www.sedar.com. The summary below is qualified in its entirety by reference to the full text of the Green Springs Technical Report. The author of the Green Springs Technical Report has reviewed and approved the scientific and technical disclosure contained in this Prospectus Supplement related to the Green Springs Project.

The Green Springs Technical Report is not and shall not be deemed to be incorporated by reference in this Prospectus.

Project Description, Location and Access

The Green Springs property is located on the western flank of the White Pine Range in southwestern White Pine County, Nevada, approximately 360 km (223 miles) east of the capital city of Carson City and approximately 100 km (61 miles) southwest of the White Pine County seat at Ely, Nevada (see Figure 1 below). The claim package encompasses approximately 4,150 acres (1,680 ha) in parts of Sections 13-16, 21-24, 26-28, 33 & 34 of T 15 N, R 57 E and Sections 3 & 4 of T 14 N, R 57 E. The property boundaries are irregular but are situated within a rectangular area with UTM coordinates in Zone 11N, NAD27.

18N 57E
18N 58E
US Hwy 50
Green Springs
Project Area
17N 57E
17N 58E
16N 56E
16N 57E
16N 58E
15N 56E
15N 57E
Green Springs Project
White Pine County, Nevada
US Highway 50
White Pine County Road 5
Existing Access Road
Project Area
5 mile
3 km

Figure 1: Location of Green Springs property

The project can be accessed from Eureka, Nevada going west on Highway 50 for 50 km (31 miles) or from Ely, Nevada going east on Highway 50 for 60.5 km (37 miles) to White Pine County Road 5, the Green Springs road, which is a well-marked and maintained gravel road. The Green Springs road continues, bearing right (southwest) at this first intersection, and then bearing left (south) at the next unmarked intersection, (west at this second intersection leads to Fiore Gold Ltd.'s Gold Rock project). Twenty-one miles south of the paved highway, a left turn off road off County Road 5 leads into the claim block. A large grove of big cottonwood trees that surround Green Springs proper are visible 100 metres ahead, and the reclaimed heap leach pads, dumps and highwalls are visible on the left.

Mineral Tenure

The Green Springs property consists of 220 contiguous unpatented mining claims, as set out in Table 1 and mapped out in Figure 2 below.

Table 1: Unpatented mining claims list with corresponding identification number

Property Name	Identification Number
Unpatented claims Bee and Eek; John Cox owner	BLM # NMC 748756 & 748757
Unpatented claims GRS 66-71, 86-92, 201-204, 204-209, 301-308, 405-408, 505-509, 603-609, and 702-707; DHI owner	BLM # NMC 883305-883359
Unpatented claims GSR 110-112, 210-212, 309-311, 409-411; DHI owner	BLM # NMC 859884-859895
Unpatented claims GRS 703-704, 800-804, 900-903; DHI owner	BLM # NMC 1031125-1031135
Unpatented claims CW 20-24, 27-32, 38-43, 47-53, 57-63, 69-73, 80-83, 91-92, 100-102, 111-112, 137-150, 152-162, 164-183, 190-196, 200-201, 206-211, 217-220, 227, 260; DHI owner	BLM # NMC 1093797-1093909
Unpatented claim CW 900; DHI owner	BLM # NMC 1104339
Unpatented claim CW 604; DHI owner	BLM # NMC 1105486
Unpatented claims CAT 100-116, 121-125, 127-128, 135-137; Nevada Select owner	BLM # NMC 1140296-1093909

Cox Claims (3% NSR)
GSR/GRS Claims (3% NSR)
CW Claims (3.5% NSR)
CAT Claims (4.5% NSR)
0 km
1 km
T15N
T14N

Figure 2: Claim map, Green Springs property

Tenure Agreements and Encumbrances

The 220 claims are subject to various underlying ownership agreements set out in Table 2.

Table 2: Underlying Owners of the Green Springs property

Underlying Owner	# of Claims
John Cox	2
DHI Minerals (US) Ltd.*	191
Nevada Select Royalty, Inc.*	27
*Wholly-owned subsidiary of Ely Gold Royalties Inc.

Pursuant to the Green Springs Option Agreement dated July 23, 2019 (the "Option Date"), Clover Nevada has an option to acquire a 100% interest in each of the properties of the Optionor. Under the terms of the Green Springs Option Agreement, Clover Nevada (along with Contact Gold, the "Optionee") can earn an undivided 100% interest in the Optionor's Green Springs properties by making the following payments (each, a "Payment"):

(a) reimburse the Optionor for 2019 claim fees in a pro-rated amount of $6,125 on the Option Date;

(b) issue to Ely Gold 2,000,000 Common Shares within 5 business days from TSXV acceptance of the Green Springs Option Agreement;

(c) reimburse the Optionor or otherwise pay Bronco Creek Exploration Inc. ("Bronco"), which was the original owner of the CW claims and was subsequently acquired by DHI, $25,000 for the 2019 option payment due under an agreement relating to the CW claims on June 30, 2019;

(d) $50,000 on the first anniversary of the Option Date;

(e) $50,000 on the second anniversary of the Option Date;

(f) $50,000 and on the third anniversary of the Option Date; and

(g) $100,000, on the fourth and final anniversary of the Option Date.

At the option of the Optionee, any of the Payments may be made by the Optionee issuing the equivalent value in Common Shares, to Ely Gold at the volume weighted average price ("VWAP") per Common Share on the TSXV for the 30 trading days prior to the payment date of the Payment, except that the Payment shall be made in cash if the VWAP is less than $0.10.

Also pursuant to the Green Springs Option Agreement, Contact Gold shall pay all mining claim maintenance and rental fees that would be otherwise due to the appropriate government agency or agencies and all amounts that would be due and payable to other parties of underlying agreements.

The underlying surface in the project area is administered by the BLM and the United States Forest Service (the "USFS").

The BLM administers all unpatented mining claims. These require a $165 per claim annual rental fee paid to the BLM and a payment of $12 per claim to the respective county. These payments have been made and the claims are in good standing through August 31, 2020.

Royalties

The Green Springs property is subject to the following royalties: (a) a 3.0% NSR royalty on the two Cox claims; (b) 3.0% NSR royalty on the 76 GSR and GRS claims; (c) a 3.5% NSR royalty on the 115 CW claims; (d) a 4.5% NSR royalty on the 27 CAT claims.

The Green Springs property is also subject to the following advance royalties: (a) an annual advance royalty payment on the CW claim block, to be set off and credited against 80% of royalty payments as they become due, in the amount of 20 troy ounce (or cash equivalent) and increased 35 troy ounces after the issuance of a Feasibility Study and until commencement of commercial production; and (b) a $5,000 annual advance royalty payment on the Bee and Eek claims.

The claims subject to these various royalty agreements are summarized on Figure 2.

Environmental Liabilities

Contact Gold is currently exploring the Green Springs property under an approved PoO (#09-14-01) that covers 801 acres (324 ha) located on land administered by the USFS in Sections 14, 15, 22, 26, 27, and 34, Township 15N, Range 57E. Within the area of the PoO exploration-related disturbance and reclamation bonding can be conducted in two phases of up to 3.5 acres in phase I and an additional 71.5 acres in phase II. A reclamation bond of $62,100 has been posted with the USFS.

The PoO was submitted to the USFS in October of 2013 by DHI and approved by the USFS in September of 2014.  Enviroscientists Inc. (now EM Strategies), an environmental consulting company, provided the necessary biological baseline studies for vegetation and wildlife; ASM Affiliates completed a cultural resources inventory; and the USFS prepared a geohydrology report in support of the September 2014 Environmental Assessment.

The Green Springs project also has the requisite Reclamation Permit (#3809) issued by the State of Nevada for disturbance exceeding 5 acres that mirrors the PoO.

In addition, Contact Gold has obtained an approved BLM Notice (NVN-98617, Green Springs Project NOI) for the BLM-controlled portion of the property with a total planned disturbance currently of approximately 0.5 acres located in Sections 21, 28, and 33 of Township 15N, Range 57E. A reclamation bond in the amount of $5,453 has been approved by the BLM.

The Green Springs property is not subject to any known environmental liabilities: Facilities used by USMX Inc. ("USMX", formerly the U.S. Mineral Exploration Company) during mining operations from 1988 to 1990 have been removed and reclaimed. The heap leach pads remain but have been recontoured and revegetated. The three pits are still open but protected by berms and boulders at access points. There are no obvious remaining environmental liabilities, but no inquiries have been made with the BLM or USFS.

History

The Green Springs project is located within the White Pine mining district. Prior to the 1980's there were no known mineral deposits on the property; however, there is one small shaft at the Alpha zone of unknown age.

The potential for gold mineralization at Green Springs was recognized in the first major "rush" of exploration for a newly recognized gold deposit type, the Carlin type gold deposit. The first modern lode mining claims at the Green Springs property were located by USMX in 1979. Since that time, the Green Springs property has been under control of various companies who have conducted exploration programs of differing size and scale; the most extensive historical work was done by USMX, which included production from the Green Springs mine.

The period beginning in the late 1970's represents the first exploration efforts at Green Springs and began with regional reconnaissance by USMX focusing on jasperoid occurrences. USMX staked the initial claims at Green Springs covering a 4 km (2.5 mile) north-trending band of jasperoid outcrops on the western flank of the White Pine Range.  Following that, and until 1986, exploration activities were undertaken by USMX's five joint venture partners. In 1986, USMX themselves took on exploration on the property. Initial efforts were promising. A detailed soil sampling program was conducted over the band of jasperoids that were subsequently found to reflect the main gold trend. Gold values as high as 3.4 g/t Au (0.1 oz/ton) were obtained from soil samples over argillized (decalcified) limestone next to relatively barren jasperoid outcrops in areas that subsequently turned out to be over the main gold deposits.  USMX commenced drilling at the same time and the fourth drill hole in the program intersected 21 metres (69 ft) of 1.9 g/t gold (0.055 oz/ton) USMX's efforts eventually culminated in developing a gold resource and, ultimately, mining from three open pits, starting in 1988. The Green Springs mine operated until 1990.

After mining ceased, the original USMX claims were eventually abandoned and by the middle 1990's the ground was open again. Former USMX geologist John Cox located two claims along the mineralized trend in the late 1990's which he currently holds.

Following closure of the Green Springs mine, the project area saw essentially no activity until 1997 when Homestake Mining Company ("Homestake") entered the district and established a claim position covering the mine trend and ground to the west. Little is known of Homestake's program other than the drilling of 13 moderately deep drill holes in 1997 and 1998 on BLM ground several hundred metres west of the Green Springs mine trend. Contact Gold has drill hole locations, orientation and lithology data in their database, but possesses no assays or any other information related to Homestake's drilling or other exploration activities. Homestake dropped the claims in 1998.

In 2003, Genesis Gold Corporation ("Genesis") located 65 claims covering the area of historic production and drilling.  The Genesis claim position was subsequently leased to Palladon Ventures Ltd. ("Palladon") in 2004. At the same time, Genesis optioned the two Cox claims and subleased them to Palladon. In 2005, Palladon commissioned a NI 43-101 technical report for the project. Shortly afterward, Palladon signed an option agreement with Maestro Ventures Ltd ("Maestro", later re-named Invenio Resources, "Invenio") in May 2006 to explore the Genesis property. Invenio ultimately terminated its option agreement in 2013, and Genesis relinquished its option of the Cox claims. Both Palladon and Maestro undertook limited exploration programs that included geologic mapping and sampling and Maestro contracted a controlled-source audio-frequency magnetotellurics ("CSAMT") survey. No drilling was done by either company.

In 2008, Bronco located claims surrounding the Genesis claim block to the east and west (CW claims).  Bronco conducted geologic mapping, sampling and a geophysical survey (CSAMT and natural-source). In 2009 they drilled six holes on the west side of the Green Springs mine trend that were designed to test structural interpretations derived from CSAMT data.

In 2010 Genesis added 11 claims to their position to cover some recently dropped ground in the north end of the Green Springs area over what is now referred to as the Tango target. This brought Genesis' position to a total of 76 claims.

Ely Gold, via its wholly owned subsidiary DHI, purchased the rights to the Genesis claims from Palladon in February, 2013, subject to a royalty interest retained by Genesis.  At the same time, Ely Gold acquired rights to the two Cox claims as well as the CW claims from Bronco.  DHI drilled 14 holes in 2015 in the area of past production and along the mine trend.

In December 2016, Colorado leased the claims from Ely Gold and extended the claim block to the south with 27 additional claims along the projection of the mine trend in that direction. Colorado conducted a program that included geologic mapping, rock and soil sampling and the drilling of 12 holes in 2017. Their drilling concentrated on peripheral targets along the mine trend to the north and south of the area of production, as well as two holes in the Golf target, situated well east of the mine trend. Colorado Resources terminated their lease agreement in May 2018, with the claims (including those staked by Colorado) reverting back to Ely Gold.

Contact Gold optioned the property from Ely Gold in July 2019 and currently holds the property under option. Contact Gold's work to date has comprised some target evaluation, rock chip sampling and a 10-hole confirmatory drill program.

Historical Mining Resource Estimates

In April 2013, Ely Gold commissioned a preliminary resource estimation from SRK Consulting, Denver Colorado ("SRK").  According to a technical memorandum dated April 16, 2013, SRK produced a non-CIM compliant resource estimate within only the area of past production at C pit, C North, D pit and E zone. The data provided to SRK comprised assays for 182 drill holes, though many of these holes had incomplete assay information. SRK further noted other issues, including lack of a geologic model, inaccuracies in the topographic model among other items.

Despite the foregoing, SRK estimated an unclassified resource of approximately 72,000 ounces gold at a grade of 0.058 oz/t.  As was noted by SRK and has been noted herein under the headings "Drilling" and "Sample Preparation, Analyses and Security" below, numerous uncertainties exist concerning the historic data. The historical estimate stated within SRK's memorandum is not CIM compliant and should not be relied upon. It is mentioned here only for historical context. A qualified person has not done sufficient work to classify the historical estimate as current mineral resources or mineral reserves and the Corporation is not treating the historical estimate as current mineral resources or mineral reserves.

Historical Production

Approximately 74,000 ounces of gold was produced at the Green Springs mine by USMX from May 1988 to early 1990. Mining was from three pits, the "C", "C North" and "D" which in total produced 1.1 million metric tons averaging 2.1 g/t (0.061 oz/ton) gold at a cutoff of 0.7 g/t (0.02 oz/ton), with a strip ratio of 2.7 to 1. The largest pit, the C pit, covered three closely spaced mineralized zones that contained one million tons averaging 1.9 g/t gold (0.055 oz/ton). The highest grade gold mined on the Green Springs property was from the D pit, which yielded 140,000 metric tons that averaged 2.4 g/t (0.07 oz/ton) from a single 395-foot by 100- foot by 100-foot shoot (120-m by 30-m by 30-m).  Mined ore was crushed and agglomerated and placed on leach pads with final recovery from carbon columns.  Gold recoveries were reported to be 80%.  USMX ceased operations at Green Springs prior to running out of ore when they acquired the Yankee gold deposits near the Alligator Ridge mine, which they viewed as more lucrative.

Geological Setting, Mineralization and Deposit Types

The Green Springs project is located at the southeast end of the Battle Mountain - Eureka (Cortez) Gold Trend, a northwest alignment of a number of historical and currently producing Carlin style gold deposits that have produced in excess of 23 million ounces of gold and contain more than 35 million ounces of gold in reserves and in combined measured and indicated mineral resources (Source: Annual reports available publicly on the websites for Barrick Gold, Newmont and SSR Mining as compiled by Gustin, 2013). Situated within the Basin and Range province of Nevada, the Green Springs property is located on the western flank of the White Pine Mountain Range, which consists largely of Cambrian through Permian carbonate and clastic sedimentary rocks deposited in shelf and foreland basin environments that have been folded and thrust faulted by Mesozoic compression, and subsequently overprinted by Tertiary extension.

The property is underlain by a sequence of Paleozoic carbonate and siliciclastic sedimentary rocks ranging in age from Devonian to Mississippian. These include the Devonian Guilmette Formation, Devonian-Mississippian Pilot Shale, Mississippian Joana Limestone, Mississippian Chainman Formation and Mississippian Diamond Peak Formation.  Igneous rocks are not abundant on the property, consisting of a small outcrop of felsic intrusive rocks in the northwest part of the claim block and a felsic dike encountered in drilling. Two Cretaceous-age granitic intrusions are exposed at Mount Hamilton, 12 km (7.5 miles) to the north.

Paleozoic strata at Green Springs were affected by a sequence of deformational events that is consistent with that observed across the Basin and Range. These structures include:  folding and thrust faulting of probable Mesozoic age; high-angle faulting that formed north-northeast, west-northwest and north-south striking faults; low-angle younger-over-older faulting of unknown age (though may be Late Mesozoic or Early Tertiary); and Tertiary extension-related faulting that formed north and north-northeast-striking faults as well as low-angle detachments.

The most prominent features in the Green Springs project area are two parallel north-south trending anticlines that extend through much of the property. These are broad open anticlines plunging slightly to the south-southwest. The Green Springs mine trend, which encompasses the past-producing Green Springs mine and other known mineralized zones, is situated on the faulted western limb of the western of these two anticlines.

Hydrothermal alteration associated with Green Springs gold mineralization is typical of Carlin-type deposits.  Alteration in these deposits is characterized by decalcification (carbonate removal by acidic hydrothermal fluids); silicification in the form of jasperoid; oxidation, generally as limonite and earthy hematite after very fine-grained pyrite; and crystalline barite. Decalcification of the calcareous lower part of the Chainman Formation results in a strongly bleached, porous rock within and in close proximity to mineralized zones at Green Springs. Abundant voids and cavern development in limestone units also occurs and is a result of carbonate removal. Jasperoid is abundant at Green Springs and is largely controlled by stratigraphy, with jasperoid horizons developed at the top and bottom of the gold-hosting lower Chainman limestone and in the upper part of the Joana Limestone. Dark-colored resistant jasperoid outcrops of upper Joana are prevalent across the property.

Most mineralization discovered to date is oxidized. Some unoxidized intervals with disseminated pyrite have been observed in drill holes at depth, particularly in the dark-colored mudstone/siltstone in both the Chainman and Pilot formations. Based on cyanide leach assays from Contact Gold's recent drilling and preliminary bottle roll tests, cyanide solubilities are generally quite good.

Multielement geochemical analyses on drill samples as well as surface samples at Green Springs indicates that gold is associated with arsenic, antimony, mercury and thallium. This trace element geochemical association is typical of Carlin type gold deposits. Examination of several intervals from Contact Gold's 2019 drill holes show that gold-mineralized intercepts generally contain hundreds of ppm As, tens of ppm Sb, Hg >0.5 ppm (commonly >1 ppm), and Tl >1 ppm (commonly tens of ppm).

The gold mineralization at the Green Springs property is Carlin type, hosted in Devonian and Mississippian limestone and siliciclastic units, namely the Chainman Formation, Joana Limestone and Pilot Shale, and displays many of the hallmarks considered typical of Carlin-type deposits including: (i) hosted by Paleozoic calcareous/clastic sedimentary rocks, (ii) ore zones with diffuse boundaries and extremely fine-grained gold, (iii) hydrothermal alteration dominated by silicification (jasperoid) and decalcification, and (iv) associated anomalous pathfinder geochemistry of arsenic, antimony, thallium, mercury, silver and barium. Historic mining produced gold from the lower Chainman Formation and the upper part of the Joana. Structural controls to known mineralization along the Green Springs mine trend include the faulted western limb of a north to northeast-striking anticline and west-northwest striking cross-faults. Contractional structures including folds and reverse and thrust faults are evident at Green Springs and may serve as structural controls to mineralization.

Carlin-type gold deposits are widely distributed throughout northern and central Nevada and several occur in the region around Green Springs, including the currently producing Pan mine 25 km (15.5 miles) northwest, the Gold Rock development project 10 km (6 miles) northwest, the past producing Griffon mine 16 km (10 miles) southeast, and the currently producing Alligator Ridge (Vantage) mine 70 km (43 miles) north. Each of these nearby deposits occur in a stratigraphic setting similar to Green Springs and share many other similarities relating to mineralization, as do many of the deposits on the well-known Carlin Trend 150 km (100 miles) to the north.

Exploration

The Green Springs project area has been the subject of a number of campaigns of exploration activity carried out by several previous operators and currently by Contact Gold. These exploration programs have included geologic mapping, widespread soil sampling, rock sampling, geophysical surveys (controlled-source audio-frequency magnetotellurics (CSAMT), audio magnetotelluric, natural source (NSAMT) and induced polarization (IP)) and drilling. The most recent activity is Contact Gold's 2019 and ongoing exploration program which has included data compilation, digitization, verification and interpretation of geology, rock chip sampling, target delineation and the drilling of 10 reverse circulation ("RC") holes in 2019 at the Alpha, Bravo, Charlie North and Echo Zones.

Exploration in the area dates to the late 1970's with a USMX program targeting jasperoid occurrences which led to the staking of claims in 1979. The first drill programs began shortly thereafter. Beginning in 1986, USMX began more aggressive exploration on the property which culminated in resource development and ultimately mining.  The Green Springs mine operated from 1988 to 1990. After cessation of mining, the original claims were abandoned and essentially no activity took place until the late 1990's when Homestake conducted a small program.  The initial claims that constitute the core of the claim position today were staked in 2003 by Genesis.  Since that time the property has been leased to various operators who conducted programs including mapping, sampling, geophysics and some drilling. DHI, Bronco and Colorado Resources Ltd. ("Colorado") each completed small drill programs. Peripheral ground was staked by Bronco in 2008 and by Colorado in 2016. That, plus the addition of a small position on the north end of the property in 2010, resulted in the current claim block of 220 claims.  Contact Gold optioned the claims from subsidiaries of Ely Gold in July 2019.

Contact Gold's 2019 program comprised field confirmation of mineralized zones and targets, rock sampling and the drilling of 10 RC holes. Their drilling was mainly confirmatory, drilling in zones of known mineralization on various targets across the property but focusing on mineralization in Pilot Shale.

Various exploration targets exist in the project area. USMX originally defined five target areas/mineralized zones, eventually mining gold from two of them. These are mostly located along the main north-south mine trend (Echo, Bravo, Charlie zones); the Alpha target occurs to the northeast of the trend. These targets have seen varying amounts of drilling and it is envisioned that exploration potential still remains in most of them. In addition to these mineralized zones, several other target areas have been identified off of the mine trend. Most of these have not been drill tested.

Drilling

Several drilling campaigns have been carried out at the Green Springs project by various operators, including most recently Contact Gold. Drilling done prior to Contact Gold acquiring the property is considered historic and data relating to that drilling is known to Contact Gold from a drill hole database which was acquired by Contact Gold from Ely Gold in 2019 at the time of acquiring the property. Including recent drilling by Contact, the database includes data for 661 RC drill holes, totalling 38,974 metres (127,834 ft). The average depth of drilling is 59 metres (193.5 ft), and nearly all the holes were vertical with only 43 holes drilled at angles.

The vast majority of holes in the database were drilled by USMX Inc. (formerly U.S. Minerals Exploration Company) and their JV partners between 1981 and 1987 and many of those holes have been mined out. A total of 29,722 metres (97,488 ft) was drilled in 606 holes during that period.  Since 1990, only 55 holes have been drilled on the project.

Table 3 below outlines the various drilling campaigns carried out at the Green Springs property. The author of the Green Springs Technical Report noted that the completeness of data from historic drilling contained in the database is somewhat variable. The drill data present in the database are believed to have been acquired according to industry-accepted standards at the time the programs were carried out but, due to the lack of assay certificates and field-identified hole locations, no attempt has been made by Contact Gold nor the author to verify data from the bulk of historic drill holes. Though no historic holes have been twinned, Contact Gold's 2019 drill program focused on previously drilled mineralization at the Alpha, Bravo, Charlie North, and Echo zones, and results confirm the presence of mineralization in all of these zones.

Table 3: Drilling campaigns carried out at the Green Springs property

Year	Company	Holes	Metres	Cumulative Metres
1981-1986	USMX JV Partners	69	3957.5	3957.5
1986 - 1987	USMX	495	25018.7	28976.2
1986 - 1987?	USMX? (T series)	32	350.5	29326.7
1986-1987?	USMX? (CV short hole series)	10	395.3	29722
1997-1998	Homestake	13	2962.7	32684.7
2009	Bronco	6	1428.0	34112.7
2015	DHI Minerals (Ely Gold)	14	2066.5	36179.2
2017	Colorado Resources	12	1493.5	37672.7
2019	Contact Gold	10	1301.5	38974.2
Totals		661	38974.2

The data includes gold assays for all drill holes except the T series of 40 holes, which were all subsequently mined out of the Charlie pit; and a series of 10 CV holes in the valley south of the Echo zone, which may have been drilled by someone other than USMX.  (The CV holes are considered inconsequential since they are all too short to have reached the target Chainman/Joana contact.) The remaining drill holes in the database drilled by Bronco, DHI (Ely Gold), Colorado and Contact Gold have gold assays with certificates, and select multielement data, along with down hole surveys and drill logs. Figure 3 below shows the distribution of drill holes at Green Springs.

All holes drilled to date at the Green Springs property were done by RC; evidently no core drilling has been done.

Contact Gold has no information about the previous operators' methods used to determine drill collar locations. It is not known if collar locations were surveyed professionally by any of the historical operators. Evidence for several historic collar locations has been observed in the field and those locations, some of which are marked with hole identification, closely coincide with collar locations in the database.

Figure 3: Drill hole collar locations at the Green Springs property

Historical Drilling

Contact Gold's data include 632 drill holes from the historical period of drilling (including 75 drilled by USMX JV partners prior to 1986).  An additional 20 holes in the dataset have assay data but no collar locations. Almost all holes were drilled vertically.

USMX's drilling programs were strongly focused on the main mine trend and constitutes the bulk of the historic drilling and the majority of mineralized intercepts from USMX drill holes were from the Charlie, Charlie North and Delta pits and have been mined out. A number of holes were also drilled at the A zone (now called Alpha target), and a scattering of holes were drilled to the south of the E (Echo) zone.

Homestake conducted a short 2,963 metre 13-hole program in 1997-1998, several hundred metres west of the mine trend with holes angled easterly, presumably to test for peripheral mineralization or a west-trending extension. Contact Gold currently has no other data for these holes and it is unknown whether they encountered mineralization.

Six holes were drilled by Bronco in 2009 totalling 1,428 metres, also located to the west of the mine trend.  Bronco's holes were designed to test structural interpretations derived from CSAMT data. Two of the holes ended in alluvium, one hole ended in Chainman Shale, and the remaining three ended in Joana Limestone. None of the holes tested the upper or lower contacts of the Pilot Shale. Select intervals were assayed, and no significant gold assays were returned from those intervals.

In 2015, DHI completed 14 holes (2,065 metres) on the mine trend (see Table 4). Some of their drilling was largely confirmatory in nature targeting near-surface Chainman Formation in the B, C and E zones; the other objective was to test for deeper mineralization in the Pilot Shale.  Hole GS15-14 collared to the east of the C pit and drilled to the southwest intersected partially oxidized low-grade gold mineralization in the lower Pilot just above the contact with Guilmette Limestone (Cox, 2015). This proof of concept test illustrates the potential for Pilot-hosted mineralization on the mine trend below known mineralization. DHI's 2015 program was largely successful, encountering mineralization in all but two holes.  The best intercept of the program was drilled in the E (Echo) mineralized zone (41.1 metres @ 4.57 g/t Au; 134.8 ft @ 0.133 oz/t) with the hole bottoming in mineralization.

Table 4: Significant gold intercepts from the DHI drilling campaign

Hole #	Depth (m)	Zone	Overall Au Intercept				Included Au Intercepts
			From (m)	To (m)	Interval (m)	Au (g/t)	From (m)	To (m)	Interval (m)	Au (g/t)
GS15-01	79	North C	21.4	68.6	47.2	1.18	21.4	35.1	13.7	2.16
GS15-02	239	North C	36.6	71.6	35	1.21	45.7	64	18.3	1.75
GS15-03	108	North C	47.2	82.3	35.1	0.84	74.7	82.3	7.6	1.45
GS15-04	91	B	13.7	22.8	9.1	1.23
GS15-05	84	B	33.5	35	1.5	0.31
GS15-06	105	E	64	105.1	41.1	4.57 *	70.1	94.5	24.4	6.77
GS15-07	98	E	71.6	77.7	6.1	0.23
GS15-08	99	E	76.2	99.1	22.9	0.34*	76.2	86.9	10.7	0.57
GS15-09	198	E	42.7	67.1	24.4	1.35	45.7	59.4	13.7	1.98
GS15-10	190	E	44.2	48.8	4.6	0.17
GS15-11	157	E	13.7	44.2	30.5	0.62	18.3	33.5	15.2	0.87
GS15-12	178	C	No significant results
GS15-13	198	C	No significant results
GS15-14	239	C	201.2	208.8	7.6	0.29
*Hole ended in mineralization

In 2017, Colorado completed 12 RC drill holes (1,492 metres) and tested primarily peripheral targets at the Echo, Alpha zones and the previously untested Golf target situated west of the mine trend (see Figure 3 above). Four holes in the Echo zone targeted the Chainman/Joana contact, encountering mineralization in all. The 6 holes drilled in the Alpha zone were designed to test the Pilot Shale. All these holes intersected mineralization, for example 38.1 metres @ 1.37 g/t Au (125 ft @ 0.04 oz/t), including 19.81 metres @ 2.36 g/t Au (65 ft @ 0.069 oz/t). The two holes in the Golf target successfully confirmed gold in the subsurface in a target far-removed from the mine trend (e.g. 6.1 m @ 1.12 g/t Au; 20 ft @ 0.032 oz/t). The Colorado drill program was successful in intersecting significant intervals of gold mineralization at all zones (see Table 5 below).

Table 5: Significant gold intercepts from Colorado Resources 2017 drill program

Hole ID	Zone	Total Depth (m)	From (m)	To (m)	Interval (m)	Au g/t
GSC17-1	E Zone	124.97	76.20	117.35	41.15	3.23
including			89.92	97.54	7.62	9.75
including			91.44	96.01	4.57	12.00
GSC17-2	E Zone	126.49	73.15	124.97	51.82	0.38
including			76.20	99.06	22.86	0.61
GSC17-3	E Zone	118.87	79.25	100.58	21.34	0.23
GSC17-4	E Zone	124.97	74.68	115.82	41.15	1.85
including			80.77	91.44	10.67	4.16
GSC17-5	A Zone	102.11	27.43	67.06	39.62	1.07
GSC17-6	A Zone	120.40	27.43	51.82	24.38	1.75
including			38.10	48.77	10.67	2.89
GSC17-7	A Zone	120.40	24.38	51.82	27.43	0.54
GSC17-8	A Zone	102.11	16.76	54.86	38.10	1.37
including			16.76	36.58	19.81	2.36
GSC17-9	A Zone	141.73	13.72	82.30	68.58	0.82
GSC17-10	A Zone	120.40	18.29	39.62	21.34	1.14
GSC17-11	G Zone	166.12	0.00	9.14	9.14	0.68
GSC17-12	G Zone	124.97	1.52	7.62	6.10	1.12

Drilling by Contact Gold

Contact Gold's 2019 drilling program comprising 10 RC drill holes (1,301.5 metres) was largely confirmatory in nature, designed to put holes in areas of known mineralization in the Echo, Charlie, Bravo and Alpha zones (see Figure 3 above). Four of their holes targeted mineralization in the lower Chainman (Echo, Charlie, Bravo zones) and six holes in the Alpha target targeted the Pilot. All holes were successful in confirming oxide mineralization in all zones. Figures 4 and 5 are example cross sections showing Contact Gold's drill holes in relation to historic drilling.

Figure 4: E-W cross-section through the Alpha zone showing mineralized intercepts in Pilot Shale from Contact drill holes GS19-01, -02, -03, -06 in relation to stratigraphy and historic holes. View looking north.

Figure 5: Cross-section through the Echo zones showing
Contact drill hole GS19-07 in relation to historic drilling. View looking north

All of the 10 drill holes completed by Contact Gold encountered gold mineralization. Drilling in the Echo, Charlie North and Bravo zones on the Green Springs mine trend confirm mineralization in the lower Chainman Formation and holes drilled in the Alpha target to the northeast of the main mine trend intersected mineralization within the Pilot Shale. Geology, alteration, oxidation state and presence of gold mineralization from earlier drilling campaigns was confirmed in Contact Gold's drilling. A tabulation of significant gold intercepts from Contact Gold's 10 2019 drill holes is presented in Table 6 below. True width of drilled mineralization is unknown in most cases, but owing to the primary control being strataform, and stratigraphy generally having shallow dips at Green Springs, is estimated to be at least 70% of drilled thickness.

Table 6: Significant intercepts from Contact Gold 2019 drill holes

As noted previously, many of the historic drill holes at Green Springs have been mined out during production of the Green Springs mine. However, many mineralized intercepts remain. To varying degrees some of these can be considered to represent open mineralization. Some historic holes bottomed in mineralization.  Figure 6 below shows all drilling on the Green Springs Project in relation to the various mineralized zones and exploration targets with select intercepts for Contact Gold's 2019 drilling.

Figure 6: Map showing all drilling on the Green Springs project in relation to the various mineralized zones and exploration targets with select intercepts for Contact Gold's 2019 drilling

Sampling, Analysis and Data Verification

Drilling

Limited information is available on methodologies employed by historic operators at Green Springs, particularly for programs prior to 2015. Hence, for the majority of the historic drilling, parameters such as drill sample collection, chain of custody, sample preparation, quality assurance/quality control ("QA/QC") procedures and analytical techniques are unknown. It is presumed that procedures and techniques employed by historic operators at Green Springs with regards to drill sample collection and transport were consistent with those in common practice at the time, but the author of the Green Spring Technical Report cannot verify this. For those programs where the assay laboratory is known, analyses were carried out by either ALS Global, Bureau Veritas or Actlabs. All three of these laboratories are well known, industry-accepted assay labs which had (and currently have) international ISO 9001 certification.

Contact Gold's 2019 drill program has the most complete information of all the Green Springs drill campaigns and includes complete information regarding drill sampling collection, chain of custody, prep and analysis.

All drilling is presumed to be done by RC. Though it is possible some of the very earliest drilling employed a conventional drill rig, USMX's drilling (representing the bulk of all drilling at Green Springs) utilized a Drill Systems MPD 1000 RC rig. Given industry standard practice and generally shallow depths drilled, it is unlikely that the more recent programs would have used conventional drilling. No diamond drilling is known to have taken place to date at Green Springs.

Contact Gold employed QA/QC protocols for their 2019 drilling as described further in the section entitled "Analytical Data - Quality Assurance/Quality Control" below.

Surface Sampling

Soil Sampling

The Green Springs property has had extensive soil sampling conducted by various operators. Contact Gold's data contains records for approximately 7000 soil samples which were collected by USMX, Bronco, Colorado and Maestro.  Gold and multielement geochemical methods are known for some of the sampling, but the majority of samples in the database have only location and analytical results. Field sampling techniques employed during the various programs have not been documented except for USMX programs where samples were collected from depths of 10-30 centimetres on a 60 by 30 metre (100 x 200 ft) grid.

All soil samples in Contact Gold's data have gold and multielement analyses though the number of elements varies depending on what analytical package was used.

Rock Sampling

Contact Gold's data contains results for 399 rock samples, which were collected since 2004 by Palladon, Genesis, Maestro, Colorado and Contact Gold. Data for this sampling are complete and include location, description, date, sampler, analytical methods, and Au and multielement geochemical results. All samples were prepped and analyzed by ALS using Au-AA23 for Au and either MEMS-61, MEMS-41 or ME-ICP 41 for multielement analyses. These different multielement packages utilize different sample digestion techniques and analytical instrumentation with different detection limits which can sometimes make it difficult to compare geochemical data from different samples.

It is almost assured that earlier operators conducted rock sampling but the data is apparently no longer available and does not appear in the Contact Gold data set.

Analytical Data - Quality Assurance/Quality Control

Industry-standard QA/QC protocols generally include: the insertion of CRM (certified reference material) standards and barren (blank) samples periodically into the sample stream, collection of duplicate samples (on the drill rig -common with RC drilling, or using ¼ split drill core), and re-analyzing a portion of samples at a second laboratory.

Similar to other drill-related data, information on QA/QC procedures and protocols employed by historic operators at Green Springs is not well known; however, Contact Gold's QA/QC program is well-defined.  It is unknown if historic operators at Green Springs employed QA/QC protocols on their surface samples (predominantly soil). Contact Gold did not employ such protocols with their rock sampling.

In addition to any QA/QC program employed by the operator, analytical laboratories use their own internal QA/QC procedures to ensure sample prep quality, reproducibility of analyses etc. This is certainly the case with ALS, Bureau Veritas and Actlabs. When discrepancies are discerned by these internal laboratory procedures, samples are generally re-prepped or re-analyzed, as required, by the lab before reporting. Neither Contact Gold nor the author has reviewed laboratory internal QA/QC data for Green Springs analytical data.

No information is available as to what, if any, QA/QC procedures were employed during any of the drill programs undertaken by USMX and its joint venture partners during the 1980's or by Homestake's 13-hole program in 1997-1998. Visual inspection and observations of assay data from Bronco's, DHI's and Colorado's drilling programs suggest that they were inserting control samples, standards and blanks into their drill sample streams, however Contact Gold does not have information as to what CRM (certified reference material) standards were being used. An evaluation of the QA/QC from prior drilling programs cannot be made. It would be advisable for Contact Gold to continue in their attempts to obtain more data from QA/QC programs of previous operators.

In contrast to historic operators' QA/QC programs, the procedures employed in the execution of Contact Gold's 2019 drilling are well documented. CRM standards and blanks were inserted into the sample stream and some duplicate samples were collected. Second-lab check assays were not done, although it is Contact Gold's intention to do so with select samples from the 2019 drilling as well as with future drill programs. All control samples (standard, blank, duplicate) were assigned sample names sequentially with the rest of the drill hole samples and shipped together with all samples from a given drill hole.

Upon finalization by ALS of an assay work order, a digital file is emailed with assay results and an accompanying certificate. These are reviewed by Contact Gold's geologist for suspect values or control sample failures. The geologist will then instruct ALS of any follow-up on control sample fails if necessary.  Contact Gold considers a control sample fail to be: a gold assay that is outside of (above or below) 3 standard deviations from the accepted value for a given CRM standard (standard deviation data is determined and provided by Rocklabs), a gold value above detection for a blank, or a duplicate sample with greater than 20% deviation from the duplicate's counterpart sample.

Contact Gold's 2019 program comprised a total of 783 drill samples which included 19 control samples (8 CRM standards, 2 blanks, and 9 duplicate samples). The protocol employed by Contact Gold was to insert a control sample (either standard, blank or duplicate) nominally every 20 to 30 samples though this was not strictly followed. Whereas the author considers this extent of control samples passable for a short first-pass confirmatory drill program, it is advised to increase the amount of control samples and the frequency of insertion in subsequent drill programs.

CRM Standards and Blanks

The certified reference material standards used by Contact Gold during its 2019 program were Rocklabs products purchased through A & A Equipment in Elko, Nevada. The standards were purchased in pulp form with sample weights averaging 0.14 kg. The standards used and their accepted gold values were: OXB130 (0.125 ppm), OXE143 (0.621 ppm) and OXJ120 (2.365 ppm). These standards have an oxide matrix and represent a range of accepted gold values considered suitable for the material encountered at Green Springs.

Blank material was purchased from Shea Clark Smith (MEG Labs, Reno Nevada). They were prepared from barren carbonate material and were coarse samples with weights averaging 1.3 kg.

For Contact Gold's 2019 drilling, gold assays reported by ALS for the 8 CRM control samples were all within the 3 standard deviation limit. The two blank control samples did not have detectable gold (<0.005 ppm ALS assay). All standards and blanks from Contact Gold's 2019 drilling were considered passed.

Duplicate Samples

Duplicate samples were prepared at the drill rig by drilling the selected interval and then halving the sample using a riffle splitter.

One duplicate sample from hole GS19006 was initially considered a fail.  Samples GS1906020 and GS1906021 (original and duplicate) returned ALS Au-AA23 assays of 0.316 ppm Au and 0.221 ppm Au, respectively, representing a difference of 0.095 ppm (35% deviation from the sample-pair average of 0.2685 ppm).  Each of the two samples were re-analyzed by ALS by creating new pulps from each sample's reject material and the subsequent values returned were: GS1906020: 0.318 ppm Au and GS1906021: 0.223 ppm Au (i.e. showing good repeatability with the original assays). After further review, Contact Gold determined that a duplicate was never included in the sample sequence and, instead of being a duplicate, sample GS1906021 was actually the subsequent 5-ft sample. This was further evidenced by ALS receiving one less sample (the last sample) than was included on the sample submittal prepared by Contact Gold.  At this point Contact Gold determined that no further follow-up was necessary.

Results for the nine duplicate samples were as expected, returning values quite close to the corresponding "original" sample.

Data Verification

Validating Green Springs project data include such details as verifying drill hole collar locations, drill hole analytical results and the accuracy of geologic information. As noted in the Green Springs Technical Report, data verification relating to historic drilling (e.g. collar survey methods, the existence of downhole surveys, gold assay analytical methods, QA/QC protocols, geologic logging parameters) is largely unknown. As pointed out by SRK concerning pre-2013 historic data, much uncertainty exists regarding data verification.

Evidently, DHI recognized that there were issues regarding collar surveys of earlier drill holes (primarily USMX holes) on the project and undertook re-re-surveying, though Contact Gold is unaware of the results of that effort. It is possible that other operators prior to Contact Gold (e.g. Colorado, Bronco) also made attempts to verify project data that were collected prior to their own involvement. This could be valuable information though the author is unaware that such attempts were made.

As part of the Green Springs Technical Report, during a site visit and subsequent data review, the author was able to verify certain items relating to Green Springs project exploration.  These mostly pertain to Contact Gold's 2019 activity as their program has much more complete information.

Drill Hole Collar Locations

During the site visit, several drill sites were examined in the field.  These include 3 Contact Gold drill sites (representing 6 drill holes due to multiple holes being drilled on a single pad; GS1901, GS1902, GS1903, GS1907, GS1910) and one DHI Minerals drill site (GS15-07). In the field the author obtained UTM NAD 27 Zone 11 coordinates for these sites using a handheld Garmin GPS. Subsequent comparison of these location data coincided well with locations in Contact Gold's database. Drill collar elevations were not obtained by the author in the field due to the inherent inaccuracy of a standard handheld GSP in determining elevations.

Review of Drill Cuttings

While in the field, the author reviewed drill cuttings for 3 drill holes GS1907, GS1903 (Contact Gold holes from the Echo and Alpha zones, respectively) and GS17-01 (Colorado hole from the Echo zone). This review was done together with drill hole gold assays (and trace elements for holes with multielement data) and drill log data. Examination of drill cuttings showed that lithologic contacts and alteration zones were consistent with the logging information in the database. A good correlation was observed between visual alteration/mineralization parameters in the cuttings with reported gold (and trace elements where applicable) on the laboratory assay certificates. These alteration features are typical of Carlin-type gold mineralization.

Analytical Data

Assay Database Audit

Contact Gold supplied the author with laboratory assay certificates (in pdf format) for a number of drill holes to be used to verify a sampling of the assay data as it appears in Contact Gold's database.  Certificates for 3 Contact Gold drill holes (GS19 series), 3 Colorado drill holes (GS17 series) and 3 DHI drill holes (GS15 series) were reviewed.  This represents exploration undertaken on the project since 2015. No attempt was made to verify data related to earlier programs (as previously noted, Contact Gold does not possess assay certificates for much of the historic drilling).  Contact Gold's data include gold assays and some multielement geochemical analyses. Only gold data were examined; no attempt was made to verify the multielement geochemical data. Furthermore, no attempt was made to determine the completeness of Contact Gold's assay database (as noted by SRK (2013) some of the drilling done prior to 2013 had missing assays or incomplete sampling for some holes).  However, for the Contact Gold, Colorado and DHI drill holes reviewed, the author noted the completeness of assay data in the database and noted only one missing assay interval.

The author verified 131 assay intervals for 3 DHI Minerals holes (GS15-01, -05, -08), representing approximately 10% of the assay records in the database for GS15 series holes.  For the intervals checked, complete agreement was found between the assay certificates and the database except for the one interval with a missing assay in the Contact Gold data. Assay data for 90 samples from 3 holes (GSC17-2, -7 and -12) were verified for Colorado drilling. This represents roughly 10% of the data for GS17 series holes.  Of the 90 intervals checked, 4 errors were found. The number of erroneous occurrences found is not considered significant.

For Contact Gold drill holes (GS19 series) assay intervals were checked and verified from holes GS1901, GS1904, GS1907 and GS1909. Eighty-seven (87) intervals were checked, representing roughly 11% of the assay records for Contact Gold's 2019 drill holes. Complete agreement was found for all records checked.  Contact Gold's handling of their drill assay data appears to be well-executed with no missing samples or discrepancies noted for the drill holes reviewed. It was noted that sample assay values below the laboratory detection limit (<0.005 ppm Au) are entered as 0.0025 ppm. This is good standard industry practice that provides a numerical value as well as distinguishes between a valid analysis and no data.

Quality Assurance/Quality Control (QA/QC)

As discussed previously, QA/QC procedures followed by past operators are largely unknown. It is known that Colorado, Bronco and DHI were inserting blanks and standards into their drill sample streams but Contact Gold has no information as to the standards being employed for any of these programs. No information regarding QA/QC exists for earlier programs (USMX); it is possible that such procedures were not used. As such, no verification of assay data utilizing an analysis of QA/QC results can be done for any of the historical programs. The author recommended that Contact Gold make attempts to procure these data and perform an evaluation in order to help validate of some of the historic data. Contact Gold utilized QA/QC procedures and, as described above, these are well documented.

Limits of Validation

The author validated only a sample of Contact Gold's drill-related data and information. As has been stated, it is known that uncertainties exist surrounding some of the historic (pre-Contact Gold) data. It is possible that errors exist outside of the drill holes checked and drill assays verified. No surface sample assay data was verified; however, as part of the site visit the author examined several mineralized outcrops in conjunction with sample assays and found good correlation between anomalous assay values and visually altered and mineralized outcrop.

Although some of the pre-Contact Gold programs appear to have employed industry standard practices, there still exist uncertainties and much of the data cannot be verified at this time.  For Contact Gold's 2019 program, the author believes the data to be of good quality and accuracy and can be relied upon.

Mineral Processing and Metallurgical Testing

The assay database provided by DHI to Contact Gold did not include any cyanide soluble gold assays or other metallurgical test work from prior operators at Green Springs. As part of Contact Gold's normal analytical protocols employed during their 2019 drill program, all samples yielding fire assay gold results greater than or equal to 0.1 ppm Au were also subjected to cyanide leach assay. This can be considered a preliminary first step in determining gold extractability by cyanide solution. In addition, limited bottle roll testing was conducted as a means of confirming cyanide extractability.

Cyanide Solubility Analyses

During the 2019 drill program, Contact Gold's drill sample submittals to ALS Global required all samples be analyzed by fire assay with an atomic absorption finish (ALS method Au-AA23) for gold and, in addition, all samples retuning > 0.1 ppm Au by that method also be analyzed by cyanide leach (ALS method Au-AA13, cyanide leach extraction with atomic absorption spectrometry determination fort gold). This helps provide a factual check on visual oxidation calls from logging from which ultimately a three-dimensional oxide model can be built to constrain a future resource calculation. Overall, both logging and cyanide analyses indicate that oxidation in Contact Gold's drill intercepts containing gold mineralization is mostly complete with generally very good cyanide recoveries, though some of the intercepts from the Alpha zone exhibit lesser cyanide recoveries than those from other zones.

Based on cyanide assays, most of the gold mineralization intersected during Contact Gold's 2019 drilling is non-refractory. Table 7 lists gold mineralized intervals from the 2019 drilling with determination of oxidation as determined by cyanide assays (Au-AA313). The best oxide interval was from drill hole GS19-07 which returned a weight-averaged fire assay value of 2.369 g/t Au over 70.1 metres (0.069 oz/t over 230 ft). Calculating the same interval with cyanide assays yields an average of 2.388 g/t Au (0.070 oz/t).

Table 7: Gold mineralized intercepts from Contact Gold's 2019 drilling with determination of oxidation based on cyanide solubility assays (Au-AA13).

Bottle Roll Testing

In 2020, three cyanide bottle roll tests were completed on composite samples from 2019 RC drill intercepts from the Alpha, Bravo and Echo Zones. Composites were made by combining individual 5 ft sample intervals from single drill holes in each zone. Two composites were from Chainman/Joana-hosted mineralization in the Echo and Bravo Zones (holes GS19-07 in the Echo zone and GS19-10 in the Bravo zone) and were logged as oxide. The third composite was from hole GS19-02 in the Alpha zone and was logged as mixed oxide and sulfide from the lower Pilot Shale. Bottle roll tests were carried out by ALS Global, Reno Nevada utilizing method Au-AA14 (cyanide extraction of a 1 kg sample using a 12-hour agitated leach followed by atomic absorption spectrometry determination of Au).

Bottle roll test results are as follows in Table 8 below, using original Fire Assay and Gravimetric methods:

Table 8: Summary of bottle roll test results conducted by ALS for Contact Gold on 2019 RC drilling at Green Springs

Zone	Hole ID	Start	End	Interval	Bottle Roll	BR recovery vs
		metres	metres	metres	Assay	FA/AA +/-Grav
Alpha	GS19-02	24.38	50.29	25.91	0.78	49%
Echo	GS19-07	85.34	106.68	21.34	6.02	108%
Bravo	GS19-10	12.19	35.05	22.86	1.04	99%

The Alpha zone composite showed reduced cyanide extractability presumably due to the composite being made up of both oxidized and unoxidized samples. Ten of the samples, representing 15.2 metres (50 ft), individually showed approximately 90% cyanide solubility in the Au-AA13 analyses. Seven of the samples included in the composite, representing 10.67 metres (35 ft) showed less than 20% cyanide solubility. The author of the Green Springs Technical Report noted that future work should focus on testing these material types separately. Individual cyanide assays (Au-AA13) in the Alpha zone, hosted within the Pilot Shale, shows cyanide extractability within the mineralized zone increasing with depth towards the limestone contact.

The author of the Green Springs Technical Report commented that overall, the initial bottle roll tests from Green Springs are encouraging and demonstrate the amenability of both the remaining Chainman Shale-hosted mineralization, as well as the underexplored Pilot Shale-hosted mineralization to cyanide extraction methods. The author also recommended that future work include additional bottle roll testing and, ultimately, column leach tests which would help evaluate potential amenability to heap leach processing for Green Springs mineralization.

Mineral Resource and Mineral Reserve Estimates

There are no mineral resource estimates for the Green Springs property. There has been insufficient exploration to define a mineral resource.

Exploration, Development and Production

In the opinion of the author of the Green Springs Technical Report, the Green Springs project clearly warrants additional exploration investment and an aggressive work program is therefore recommended.

Multiple, high quality drill targets have been identified by Contact Gold along the Green Springs mine trend of deposits and zones including Alpha and Tango in the north part of the property, to Bravo, Charlie North, Echo Zones and the Zulu target in the south. The parallel anticline trend located 1 km east of the mine trend encompassing the Whiskey, Foxtrot, Golf and other unnamed targets south of Golf represents additional exploration potential. Detailed geologic mapping, and surface rock and soil sampling has been completed, and this in combination with existing CSAMT data is sufficient to define at least nine, drill-ready targets, though further surface investigations should be completed to both refine existing targets and to develop new targets elsewhere in the Green Springs project area. To this end, detailed mapping focused on gold and trace element soil anomalies should continue, accompanied by selective rock-chip sampling of altered or otherwise permissive outcrops. Gravity and possibly magnetic surveys are recommended to provide additional data upon which to target drill holes, especially in areas that are covered, or have poor exposure of geology. Core drilling should be at least 20% of the total metreage to provide the exploration team with the details of the project stratigraphy, structure, alteration, and mineralization. Drill core would also allow for additional metallurgical testing.

Contact Gold's 2019 exploration program confirmed the target concept of primary interest: that gold mineralization occurs within the lower Pilot Shale, particularly at the contact of the Pilot Shale with the underlying Guilmette Limestone. This concept was key to Contact Gold's decision to acquire the project. The remaining potential at the Chainman Shale / Joana Limestone contact appears limited to perhaps 100,000 to 200,000 ounces gold but the Pilot Shale target has been essentially unexplored at Green Springs. The proof of concept program was successful, and so an aggressive approach to pursuing this target along the entire length of the Green Springs mine trend as well as peripheral targets is recommended. Deeper drilling on the northern Carlin trend in the 1980's and early 1990's was key to discovering the giant deposits at Post/Betze, Meikle and Leeville after 20 previous years of mining.

A Phase 1 budget and program totalling $3.77 million is recommended, including 15,000 metres (49,125 ft) of RC and 3,750 metres (12,250 ft) of core drilling is recommended. Depending on the success of the Phase 1 program, a Phase 2 program with a budget of $5.32 million, including an additional 21,000 metres of RC and 5,250 metres of core would be recommended. These programs include drilling and associated road building, additional soil and rock- chip sampling, geologic studies, and geophysics, and resource calculation and metallurgical studies. This work would address already defined targets in and adjacent to the mine trend as well as work on peripheral target areas. Costs for the recommended program are summarized in Table 9. It is the author's opinion that the Green Springs Project is a project of merit and warrants the proposed program and level of expenditures outlined below.

Table 9: Recommended exploration budget for Green Springs

Item	Phase 1 (US$)	Phase 2 (US$)
Geology; Soil and Rock Sampling	150,000	175,000
Geophysics Gravity / Magnetics Survey	75,000	75,000
RC Drilling Contractors	1,250,000	1,750,000
Core Drilling Contractors	1,250,000	1,750,000
Drilling Program - Assaying	500,000	700,000
Drilling Program - Personnel	247,500	350,000
Project Supervision and Interpretation	125,000	175,000
Land Holding	100,000	100,000
Permitting and Environmental	60,000	75,000
Resource Calculation	--	100,000
Metallurgy	12,500	70,000
Total	3,770,000	5,320,000

CONSOLIDATED CAPITALIZATION

Other than the Corporation's completion of the Private Placement, there have been no other material changes in the share and loan capitalization of the Corporation since the date of the Interim Financial Statements (which are incorporated by reference herein).

The following table shows the effect on the cash and share capital of the Corporation since March 31, 2020 after giving effect to (i) the completion of the Private Placement, (ii) the completion of the Private Placement and the Offering (assuming no exercise of the Over-Allotment Option) and (iii) the completion of the Private Placement, the Offering (assuming no exercise of the Over-Allotment Option) and the Redemption Placement. The following should be reviewed in conjunction with the Interim Financial Statements which have been prepared in accordance with US GAAP.

As at March 31, 2020
		After Giving Effect to the Private Placement	After Giving Effect to the Private Placement and the Offering	After Giving Effect to the Private Placement, the Offering and Redemption Placement (6)
Cash and cash equivalents........	$340,059	$1,505,943(1)	$⬤(2)	$⬤(2)

As at March 31, 2020
		After Giving Effect to the Private Placement	After Giving Effect to the Private Placement and the Offering	After Giving Effect to the Private Placement, the Offering and Redemption Placement (6)
Common Shares	$44,562,187 (84,471,973 Common Shares)	$45,728,071 (96,971,973 Common Shares)	$⬤ (⬤ Common Shares)(3)(4)	$⬤ (⬤ Common Shares)(3)(4)
Warrants	Nil	12,500,000	⬤(3)	⬤(3)
Broker Warrants	Nil	Nil	⬤(5)	⬤(5)
Preferred Stock	US$11,100,000 (11,111,111 Preferred Stock)	US$11,100,000 (11,111,111 Preferred Stock)	US$11,100,000 (11,111,111 Preferred Stock)	US$⬤ (Preferred Stock)

(1) After deducting the finder's fees and expenses payable by the Corporation in connection with the Private Placement.

(2) After deducting the Underwriters' Fee of $⬤ and the expenses of the Offering, estimated to be $⬤.

(3) ⬤ Common Shares and ⬤ Warrants, if the Over-Allotment Option is exercised in full for Additional Units.

(4) As at the date hereof, there are an additional 8,520,000 Common Shares issuable upon the exercise of outstanding stock options.  There are also an additional 943,479 Common Shares issuable upon the exercise of deferred share units ("DSUs") held by certain directors of the Corporation and an additional 239,220 Common Shares issuable upon the exercise of Restricted Share Units ("RSUs") held by certain officers and employees of the Corporation.

(5) ⬤ Broker Warrants, if the Over-Allotment Option is exercised in full for Additional Units and assuming no sales to persons on the President's List.

(6) Pursuant to the terms of the Waterton Letter of Intent, assumes that $10,000,000 is raised in the Offering, that $5,000,000 of the proceeds is applied to redeem a portion of the Preferred Stock at the Redemption Amount, that the Redemption Placement is completed and the proceeds thereof applied to redeem all of the then remaining issued and outstanding Preferred Stock . See "Use of Proceeds", "The Corporation - Recent Developments - Waterton Letter of Intent" and "Description of Preferred Stock". As at the date hereof, Waterton holds approximately 32.2% of the issued and outstanding Common Shares. After giving effect to the Offering and the Redemption Placement (assuming $5,000,000 of the proceeds from the Offering are applied to redeem a portion of the Preferred Stock), Waterton will hold approximately ⬤% of the issued and outstanding Common Shares.

USE OF PROCEEDS

The net proceeds to the Corporation from the Offering is estimated to be $⬤ ($⬤ if the Over-Allotment Option is exercised in full for Additional Units), after deducting the Underwriters' Fee in the amount of $⬤ ($⬤ if the Over-Allotment Option is exercised in full for Additional Units), and the estimated expenses of the Offering of $⬤, which will be paid out of the proceeds of the Offering. The foregoing calculation assumes that no sales are being made to persons on the President's List.

The net proceeds of the Offering (assuming no exercise of the Over-Allotment Option) are anticipated to be applied as follows:

Use of Net Proceeds		Amount
Exploration Expenditures at the Green Springs Project(1)….………………………………………....	$	⬤
Exploration Expenditures at the Pony Creek Project(2)..……………………………………………...	$	⬤
Exploration Expenditures at the other Contact Properties..……………...……………………………	$	⬤
Partial Redemption of Preferred Stock(3)……………………………………………………………..	$	⬤
General working capital………………………………………………………………………………	$	⬤
TOTAL……………………………………………………………………………………………….	$	⬤

(1) Planned drilling program to occur in two phases, with program to scale based on the proceeds of the Offering, and an expected 3,000 metres of core drilling, 6,000 metres of RC drilling, gravity survey, CSAMT infill work, detailed mapping of key areas, small soil surveys and additional rock sampling. The drilling strategy will be to focus on low risk offsets of best historic holes needed to define a future mineral resource (40%), to conduct deeper tests under the mine trend (30%) and to explore additional frontier targets at Tango, Whiskey, Foxtrot, Gold and Zulu zones (30%).

(2) Planned drilling program, to scale based on the proceeds of the Offering, with an expected 6,000 metres of RC drilling and 1,500 metres of core drilling. The drilling strategy will be to focus on expanding known zones - Stallion, North Bowl/Palomino, Pony Spur and Appaloosa - (50%) and to explore new targets - Mustang, Elliot and North Star - (50%).

(3) If at least $10,000,000 is raised in the Offering, a minimum of $5,000,000 of the proceeds will be applied to redeem a portion of the Preferred Stock at the Redemption Amount. If more than $3,000,000 and less than $10,000,000 is raised in the Offering and the Corporation fails to obtain the Approvals to complete the Article Amendments, 50% of the proceeds above $3,000,000 will be applied to redeem a portion of the Preferred Stock at the Redemption Amount. See "The Corporation - Recent Developments - Waterton Letter of Intent" and "Description of Preferred Stock".

Such allocation of net proceeds may be subject to future revision depending on, among other factors, market conditions, commodity prices, drilling costs and availability of drilling and production equipment, future operating results, including the capital market response thereto, and acquisition opportunities.

If the Over-Allotment Option is exercised in full for Additional Units, the Corporation will receive additional net proceeds of $⬤ after deducting the Underwriters' Fee and assuming no sales to persons on the President's List. The net proceeds from the exercise of the Over-Allotment Option, if any, is expected to be applied to expand planned exploration programs, and for general working capital purposes. There is no assurance that the Over-Allotment Option will be exercised, in part or in full.

The above-noted allocation represents the Corporation's intention with respect to its use of proceeds based on current knowledge and planning by management of the Corporation. There may be circumstances where, for sound business reasons, the Corporation reallocates the use of proceeds in a manner that management of the Corporation believes to be in the best interests of the Corporation.  In such circumstances, the actual expenditures may differ from the estimates set forth above.  See "Risk Factors - Use of Proceeds".

During each of the fiscal year ended December 31, 2019 and the three-month period ended March 31, 2020, the Corporation had negative cash flow from operating activities. As at December 31, 2019, the Corporation had a working capital deficit of approximately $0.06 million (December 31, 2019 working capital of approximately $0.74 million) and as at March 31, 2020 had a working capital deficit of $0.06 million.  The Corporation has no history of revenues from its operating activities and anticipates it will continue to have negative cash flow from operating activities in future periods until commercial production is achieved at its mineral projects. To the extent that the Corporation has negative cash flow in any future period, certain of the proceeds from the sale of the Offered Units may be used to fund such negative cash flow from operating activities. See "Risk Factors - Negative Cash Flow from Operations".

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

Authorized Capital

The Corporation is authorized to issue 515,000,000 shares in the capital of the Corporation, of which 500,000,000 are designated as Common Shares, par value US$0.001 per Common Share and 15,000,000 are designated as preferred stock, par value US$1.00 per preferred stock (the "Preferred Stock"). As of the date hereof, 97,334,914 Common Shares and 11,111,111 Preferred Stock are issued and outstanding.

Common Shares

Holders of the Common Shares are entitled to one vote for each Common Share held on all matters submitted to a shareholder vote. Holders of the Common Shares do not have cumulative voting rights. Therefore, the holders of a majority of the Common Shares voting for the election of directors can elect all of the directors. Holders of the Common Shares representing one-third (⅓) of the voting power of the capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of the holders of Common Shares. A vote by the holders of a majority of the outstanding Common Shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the articles of incorporation of the Corporation. Holders of the Common Shares have no preemptive rights, no conversion rights and there are no redemption provisions applicable to the Common Shares. There are no provisions for sinking or purchase funds, for permitting or restricting the issuance of additional securities and any other material restrictions, and for requiring a holder of Common Shares to contribute additional capital.

Subject to the rights of holders of Preferred Stock (see "Description of Preferred Stock"), holders of the Common Shares are entitled to share in all dividends that the board of directors of the Corporation (the "Board"), in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding Common Share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any outstanding as such time, having preference over the Common Shares.

Warrants

The Warrants will be governed by the terms of a warrant indenture (the "Warrant Indenture") to be dated as of the Closing Date between the Corporation and Computershare Trust Company of Canada (the "Warrant Agent"), as warrant agent.  The following summary of certain anticipated provisions of the Warrant Indenture does not purport to be complete and is subject in its entirety to the detailed provisions of the Warrant Indenture.  Reference is made to the Warrant Indenture for the full text of the attributes of the Warrants which will be filed by the Corporation under its corporate profile on SEDAR following the closing of the Offering.  A register of holders will be maintained at the principal offices of the Warrant Agent in Vancouver, British Columbia.

The Unit Shares and the Warrants comprising the Units will separate following the closing of the Offering.  Each Warrant will entitle the holder to acquire, subject to adjustment in certain circumstances, one Warrant Share at an exercise price of $⬤ on or before 4:30 p.m. (Vancouver time) on the date that is ⬤ months from the Closing Date, after which time the Warrants will be void and of no value.

The Warrant Indenture will provide for adjustment in the number of Warrant Shares issuable upon the exercise of the Warrants and/or the exercise price per Warrant Share upon the occurrence of certain events, including:

(i) the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all of the holders of the Common Shares as a stock dividend or other distribution (other than a distribution of Common Shares upon the exercise of Warrants);

(ii) the subdivision, redivision or change of the Common Shares into a greater number of shares;

(iii) the reduction, combination or consolidation of the Common Shares into a lesser number of shares;

(iv) the issuance to all or substantially all of the holders of the Common Shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Common Shares, or securities exchangeable for or convertible into Common Shares, at a price per share to the holder (or at an exchange or conversion price per share) of less than 95% of the "current market price", as defined in the Warrant Indenture, for the Common Shares on such record date; and

(v) the issuance or distribution to all or substantially all of the holders of the Common Shares of shares of any class other than the Common Shares, rights, options or warrants to acquire Common Shares or securities exchangeable or convertible into Common Shares, of evidences of indebtedness, or any property or other assets.

The Warrant Indenture will also provide for adjustments in the class and/or number of securities issuable upon exercise of the Warrants and/or exercise price per security in certain cases in the event of the following additional events: (a) reclassifications of the Common Shares or a capital reorganization of the Corporation (other than as described in clauses (i) or (ii) above), (b) consolidations, amalgamations, arrangements, mergers or other business combinations of the Corporation with or into another entity, or (c) any sale, lease, exchange or transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another entity, in which case each holder of a Warrant which is thereafter exercised will receive, in lieu of Common Shares, the kind and number or amount of other securities or property which such holder would have been entitled to receive as a result of such event if such holder had exercised the Warrants prior to the event.

The Corporation will also covenant in the Warrant Indenture that, during the period in which the Warrants are exercisable, it will give notice to holders of Warrants of certain stated events, including events that would result in an adjustment to the exercise price for the Warrants or the number of Warrant Shares issuable upon exercise of the Warrants, at least 14 days prior to the record date or effective date, as the case may be, of such events.

No fractional Warrant Shares will be issuable upon the exercise of any Warrants, and no cash or other consideration will be paid in lieu of fractional shares.  Holders of Warrants will not have any voting or pre-emptive rights or any other rights which a holder of Common Shares would have. The Warrants will be transferable in accordance with the terms of the Warrant Indenture.

From time to time, the Corporation and the Warrant Agent, without the consent of the holders of Warrants, may amend or supplement the Warrant Indenture for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder of Warrants.  Any amendment or supplement to the Warrant Indenture that adversely affects the interests of the holders of the Warrants may only be made by "extraordinary resolution", which will be defined in the Warrant Indenture as a resolution either (a) passed at a meeting of the holders of Warrants at which there are holders of Warrants present in person or represented by proxy representing at least 20% of the aggregate number of the then outstanding Warrants and passed by the affirmative vote of holders of Warrants representing not less than 66⅔% of the aggregate number of all the then outstanding Warrants represented at the meeting and voted on the poll upon such resolution or (b) adopted by an instrument in writing signed by the holders of not less than 66⅔% of the aggregate number of all then outstanding Warrants.

Neither the Warrants nor the Warrant Shares have been registered under the U.S. Securities Act or any state securities laws, and the Warrants may be exercised only if the Warrant Shares are registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration requirements is available.  The offer and sale of the Units, Unit Shares, Warrants and Warrant Shares have been or will be qualified under Regulation A of the U.S. Securities Act, which permits the qualification of securities that issued upon exercise of outstanding warrants under Rule 251(a)(3)(C) and Rule 251(a)(3)(F) of the U.S. Securities Act; provided that the issuer is current in its annual and semi-annual filings pursuant to Rule 257(b) of the U.S. Securities Act.  The Corporation has agreed to file its annual and semi-annual filings pursuant to Rule 257(b) during the period in which the Warrants remain exercisable.

Broker Warrants

The Corporation has agreed to issue the Underwriters that number of Broker Warrants as is equal to 6.0% of the number of Offered Units sold under the Offering (including in respect of any exercise of the Over-Allotment Option), other than in respect of sales to persons on the President's List on which Broker Warrants equal to 3.0% of the number of Offered Units sold under the Offering will be issued.  Each Broker Warrant shall be exercisable to purchase, subject to adjustment in certain circumstances, one Broker Share at a price of $⬤ for a period of ⬤ months following the Closing Date. The terms governing the Broker Warrants will be set out in the certificates representing the Broker Warrants, and will include, among other things, customary provisions for the appropriate adjustment of the class and number of the Broker Shares issuable pursuant to any exercise of the Broker Warrants upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the Common Shares, any capital reorganization of the Corporation or any merger, consolidation or amalgamation of the Corporation with another entity. This Prospectus qualifies the issuance of the Broker Warrants.

DESCRIPTION OF PREFERRED STOCK

As at the date hereof, 2020, Contact Gold had 11,111,111 shares of Preferred Stock issued and outstanding. The holders of Preferred Stock, currently solely Waterton, are entitled to certain rights and preferences, including, but not limited to, the following as set out below, in all cases subject to the Waterton Letter of Intent and the transactions (including the Article Amendments) contemplated thereby. As at August 5, 2020, the estimated Redemption Amount (as defined below) is approximately US$13.73 million and based on the current conversion price of $1.35 per Common Share (approximately US$1.01 based on the Bank of Canada exchange rate on August 5, 2020), the 11,111,111 Preferred Stock if fully converted would convert into 13,599,819 Common Shares.

  Voting. Except as expressly provided for in the Nevada Act, the holders of the Preferred Stock shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at any such meeting.

  Redemption. On June 7, 2022 (the "Maturity Date"), and subject to the Nevada Act, the Corporation shall be required to redeem each Preferred Stock for an amount equal to the face value per Preferred Stock (US$1.00) with all accrued and unpaid cumulative dividends thereon to the redemption date (the "Redemption Amount"). The Preferred Stock were issued on June 7, 2017.

Subject to the Nevada Act, at any time and from time to time prior to the Maturity Date, the Corporation shall be entitled to redeem all or any part of the Preferred Stock for the Redemption Amount. Upon receiving a notice of redemption from the Corporation, a holder of Preferred Stock will have 10 business days to deliver a conversion notice to exercise its conversion right with respect to all or any portion (subject, in the case of Waterton, to the limitations described below) of the Preferred Stock subject to such notice of redemption, in which case such Preferred Stock shall not be redeemed but shall be converted into Common Shares in accordance with the conversion rights of the Preferred Stock described below.

  Change of Control. If a Change of Control occurs, on or prior to the fourth anniversary of the Preferred Stock (the "Anniversary"), the holder of the Preferred Stock has the option to require the Corporation to redeem all or part of the Preferred Stock for the Change of Control redemption amount (the "CoC Amount"), unless such Change of Control is with Waterton.

The CoC Amount is equal to (a) 115% of the Redemption Amount if there is a Change of Control after the Second Anniversary, but on or prior to the fourth Anniversary; or (b) the Redemption Amount, if there is a Change of Control after the fourth Anniversary, but on or prior to the Maturity Date, provided that, in each case, the CoC Amount is not payable in the event of a Change of Control that is completed with Waterton or an affiliate of Waterton.

  Conversion. Holders of Preferred Stock shall have the right from time to time on or prior to the Maturity Date, to convert all or any part of the Preferred Stock into Common Shares at a conversion price of $1.35 per Common Share (approximately US$1.01 based on the Bank of Canada exchange rate on August 4, 2020). The number of Common Shares to be issued pursuant to such conversion right shall be equal to the sum of the face value of the Preferred Stock together with any accrued and unpaid cumulative dividends thereon to the conversion date divided by the conversion price of the Preferred Stock on the conversion date, such price being subject to adjustment from time to time. In accordance with the terms of the Waterton Governance and Investor Rights Agreement, Waterton may only exercise such conversion right with respect to such number of Preferred Stock from time to time provided that immediately following the conversion thereof, the aggregate number of Common Shares beneficially owned by Waterton and its affiliates shall not exceed 49% of the aggregate number of common Shares issued and outstanding immediately following such conversion.

  Liquidation. In the event of a liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs or any steps taken by the Corporation in furtherance of any of the foregoing, the holders of Preferred Stock shall be entitled to receive from the assets of the Corporation in priority to any distribution to the holders of Common Shares or any other class of stock of the Corporation, the Liquidation Value (defined in the articles of incorporation of the Corporation as 120% of the Face Value (US$1.00) of the Preferred Stock or US$1.20 per share) per Preferred Stock held by them respectively, but such holders of Preferred Stock shall not be entitled to participate any further in the property of the Corporation.

  Dividends. The holders of the Preferred Stock, in priority to the rights of holders of the Common Shares or other classes of stock of the Corporation, shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the Board out of the assets of the Corporation properly applicable to the payment of dividends, preferential cumulative cash dividends at a fixed rate per annum equal to 7.5%, on a simple and not compounded basis. Such dividends shall be payable no later than the Maturity Date or such earlier date on which the face value of the Preferred Stock becomes due and payable, and the cumulative dividends shall accrue and be cumulative from the date of issue of the Preferred Stock.

The holders of the Preferred Stock shall also be entitled to participate pari passu with the Common Shares in any dividends other than or in excess of the cumulative dividends. Except with the consent in writing of the holders of all of the Preferred Stock then outstanding, no dividend shall at any time be declared and paid on or set apart for payment on any other class of stock of the Corporation in any financial year unless and until the accrued cumulative dividends on all of the Preferred Stock outstanding have been declared and paid or set apart for payment.

  Right of First Offer ("ROFO"). So long as Waterton and/or its affiliates beneficially own or control 33⅓% or more of the Preferred Stock originally issued to them on June 7, 2017, and subject to any other ROFO agreements relating to any of the Contact Gold Properties, the Corporation will be obligated to inform Waterton of its intention to sell, lease, exchange, transfer or otherwise dispose of any of its interests in the Contact Gold Properties that is not a sale of all or substantially all of the Corporation's assets and provide Waterton with a summary of the essential terms and conditions by which it is prepared to sell any specified interest in the Contact Gold Properties. Upon receipt of such divesting notice, Waterton will have a period of 20 business days to accept the offer to sell by the Corporation on the terms contained on the divesting notice. If Waterton has not accepted the terms during the 20 business day period, and the Corporation has not during such same period received a third party offer for such specified interest in the Contact Gold Properties, then the Corporation shall be permitted to sell its specified interest in the Contact Gold Properties to a third party for a period of 180 days from the date of the original divesting notice provided to Waterton on the terms and conditions no less favourable to the Corporation than those contained in the divesting notice.

  Sale of Substantially All of the Corporation's Assets. So long as Waterton and/or its affiliates beneficially own or control 33⅓% or more of the Preferred Stock originally issued to them on June 7, 2017, the Corporation shall not sell, lease, exchange, transfer or otherwise dispose of all or substantially all of its assets without Waterton's prior written consent, which will not be unreasonably withheld or delayed.

  Right of First Refusal ("ROFR"). Subject to the provisions of the Preferred Stock, and subject to any other ROFR agreements relating to any of the Contact Gold Properties, if the Corporation shall have obtained an offer from one or more third party buyers in respect of the sale, lease, exchange, transfer or other disposition of any of the Contact Gold Properties, in whole or in part, in any single transaction or series of related transactions, which offer the Corporation proposes to accept, the Corporation shall promptly provide written notice of such fact to Waterton and offer to enter into such a transaction with Waterton.

  Restrictions on Operations. The Preferred Stock carry various rights and covenants that may restrict the ability of the Corporation to operate and conduct its business, enter into third party transactions or assume debt or other liabilities.

On August 6, 2020, the Corporation entered into the Waterton Letter of Intent, pursuant to which the parties have agreed to certain terms, based upon the amount of gross proceeds raised in the Offering, regarding the redemption of the Preferred Stock or an amendment to the terms of the Preferred Stock.  If a minimum of $10,000,000 is raised in the Offering: (a) the Corporation will apply $5,000,000 from the proceeds to redeem a portion of the issued and outstanding Preferred Shares; (b) the Corporation will complete the Redemption Placement to Waterton, and (c) the Corporation will apply the proceeds from the Redemption Placement to redeem all of the then remaining issued and outstanding Preferred Stock.  If less than $10,000,000 is raised in the Offering, the Corporation is required to use commercially reasonable efforts to complete the Article Amendments, which if effected would, among other things, reduce the conversion price of the Preferred Stock from $1.35 per share to the lesser of: (a) $⬤; and (b) 135% of the 20-day volume weighted average price of the Common Shares prior to the date all Approvals are obtained.  If more than $3,000,000 and less than $10,000,000 is raised in the Offering and the Corporation fails to obtain the Approvals for the Article Amendments, the Corporation has agreed to use 50% of any proceeds in excess of $3,000,000 to redeem a portion of the issued and outstanding Preferred Stock at the Redemption Amount. After giving effect to the Article Amendments and assuming a conversion price of $⬤ (US$⬤ based on the Bank of Canada daily average exchange rate on ⬤, 2020), 11,111,111 shares of Preferred Stock if fully converted would convert into ⬤ Common Shares.  See "The Corporation - Recent Developments - Waterton Letter of Intent" and "Risk Factors".

PARTICIPATION RIGHTS

Pursuant to the terms of the governance and investor rights agreement dated June 7, 2017 between the Corporation, Waterton Nevada Splitter, LLC ("Waterton"), Matthew Lennox-King, Andrew Farncomb, John Dorward, Mark Wellings and George Salamis (the "Waterton Governance and Investor Rights Agreement"), Waterton, a 32.2% shareholder of the Corporation (holding 31,351,649 Common Shares) as at the date hereof, has a contractual participation right to maintain its pro rata ownership percentage of the Corporation in connection with the Offering and any other future equity issuances (the "Waterton Participation Right"). Pursuant to the Waterton Governance and Investor Rights Agreement, Waterton also has director nomination and observer rights, and piggy-back and registration rights commencing in June 2019. The Corporation will provide Waterton with the requisite participation right notice in connection with the Offering; however, it is unknown as at the date hereof whether Waterton will confirm or waive the Waterton Participation Right.

Pursuant to the terms of the investor rights agreement dated June 7, 2017 between Goldcorp USA, Inc. ("Goldcorp") and the Corporation (the "Goldcorp Investor Rights Agreement"), Goldcorp, a 7.71% shareholder of the Corporation (holding 7,500,000 Common Shares) as at the date hereof, has a contractual participation right to maintain its pro rata ownership percentage of the Corporation in connection with the Offering and any future equity issuances (the "Goldcorp Participation Right").  Pursuant to the Goldcorp Investor Rights Agreement, Goldcorp also has the right to require the Corporation to form a technical committee and to nominate 25% of the members of such committee.  The Corporation will provide Goldcorp with the requisite participation right notice in connection with the Offering; however, it is unknown as at the date hereof whether Goldcorp will confirm or waive the Goldcorp Participation Right.

For further information, readers should refer to the Waterton Governance and Investor Rights Agreement and the Goldcorp Investor Rights Agreement, both of which have been filed on the Corporation's profile on SEDAR at www.sedar.com

PLAN OF DISTRIBUTION

Pursuant to the Underwriting Agreement, the Corporation has agreed to sell and the Underwriters have severally, and not jointly or jointly and severally, agreed to purchase on the Closing Date, an aggregate of ⬤ Offered Units at a price of $⬤ per Offered Unit, payable in cash to the Corporation against delivery of such Offered Units, subject to the terms and conditions of the Underwriting Agreement. The obligations of the Underwriters under the Underwriting Agreement may be terminated at their discretion on the basis of "disaster out", "material change out" and "breach out" provisions in the Underwriting Agreement and may also be terminated upon the occurrence of certain other stated events. The Underwriters are, however, obligated to take up and pay for all of the Offered Units if any of the Offered Units are purchased under the Underwriting Agreement.

Each Offered Unit will consist of one Unit Share and one-half of one Warrant.  Each Warrant will entitle the holder thereof to acquire, subject to adjustment in certain circumstances, one Warrant Share at an exercise price of $⬤, on or before 4:30 p.m. (Vancouver time) on the date that is ⬤ months from the Closing Date.  The Warrants will be created and issued pursuant to the terms of the Warrant Indenture.

The Offering Price was determined by arm's length negotiation between the Corporation and the Underwriters, with reference to the prevailing market price of the Common Shares and a number of factors including: (i) the information set forth in the Prospectus and otherwise available to the Underwriters, (ii) the Corporation's prospects and the history and prospects for the industry in which the Corporation competes, (iii) an assessment of management of the Corporation, (iv) the Corporation's prospects for future earnings, (v) the general condition of the securities markets at the time of the Offering, (vi) the recent market prices of, and demand for, publicly traded Common Shares of generally comparable companies, and (vii) such other factors deemed relevant by the Underwriters and the Corporation.

The Underwriters propose to offer the Offered Units initially at the Offering Price. After the Underwriters have made a reasonable effort to sell all of the Offered Units at the Offering Price, the price at which the Offered Units are distributed pursuant to the Prospectus may be decreased and may be further changed from time to time to an amount not greater than the Offering Price, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Offered Units distributed pursuant to the Prospectus is less than the Offering Price.

The Corporation will apply to list the Unit Shares, Warrant Shares and Broker Shares on the TSXV. Listing of the Unit Shares, Warrant Shares and Broker Shares will be subject to the Corporation fulfilling all of the listing requirements of the TSXV.  There is currently no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants purchased under this Prospectus.  This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Warrants, and the extent of issuer regulation.  See "Risk Factors".

Commissions

In consideration for the services provided by the Underwriters in connection with the Offering and pursuant to the terms of the Underwriting Agreement, the Corporation has agreed to pay the Underwriters the Underwriters' Fee, equal to 6.0% of the aggregate gross proceeds of the Offering (including in respect of any exercise of the Over-Allotment Option), other than in respect of sales to persons on the President's List, on which a cash fee equal to 3.0% will be paid.  As additional consideration for the services rendered in connection with the Offering, the Corporation has agreed to issue the Underwriters that number of Broker Warrants as is equal to 6.0% of the number of Offered Units sold under the Offering (including in respect of any exercise of the Over-Allotment Option), other than in respect of sales to persons on the President's List on which Broker Warrants equal to 3.0% of the number of Offered Units sold under the Offering will be issued.  Each Broker Warrant shall be exercisable to purchase, subject to adjustment in certain circumstances, one Broker Share at a price of $⬤ for a period of ⬤ months following the Closing Date. This Prospectus qualifies the issuance of the Broker Warrants.

Subject to certain qualifications and limitations, the Corporation has agreed to indemnify the Underwriters and their directors, officers, employees, shareholders, partners and agents against certain liabilities, including, without restriction, civil liabilities under Canadian securities legislation, and to contribute to any payments the Underwriters may be required to make in respect thereof.

Over-Allotment Option

The Corporation has also granted to the Underwriters the Over-Allotment Option, exercisable in whole or in part in the sole discretion of the Underwriters for a period of 30 days from and including the Closing Date, to purchase up to ⬤ Additional Units and/or up to ⬤ Additional Shares and/or up to ⬤ Additional Warrants, to cover over-allotments, if any, and for market stabilization purposes.  The Over-Allotment Option is exercisable by the Underwriters: (i) to acquire Additional Units at the Offering Price; and/or (ii) to acquire Additional Shares at a price of $⬤ per Additional Share, and/or (iii) to acquire Additional Warrants at a price of $⬤ per Additional Warrant, so long as the aggregate number of Additional Shares and Additional Warrants which may be issued under the Over-Allotment Option does not exceed ⬤ Additional Shares and ⬤ Additional Warrants.  If the Over-Allotment Option is exercised in full solely for Additional Units, the total price to the public will be $⬤, the total Underwriters' Fee will be $⬤, and the net proceeds to the Corporation, before deducting the estimated expenses of the Offering, will be $⬤.  If the Over-Allotment Option is exercised in full solely for Additional Shares, the total price to the public will be $⬤, the total Underwriters' Fee will be $⬤, and the net proceeds to the Corporation, before deducting the estimated expenses of the Offering, will be $⬤.  If the Over-Allotment Option is exercised in full solely for Additional Warrants, the total price to the public will be $⬤, the total Underwriters' Fee will be $⬤, and the net proceeds to the Corporation, before deducting the estimated expenses of the Offering, will be $⬤. The foregoing assumes that no sales will be made to persons on the President's List. The Corporation estimates that the total expenses of the Offering payable by the Corporation will be approximately $⬤.  The Prospectus also qualifies the grant of the Over-Allotment Option. A purchaser who acquires securities forming part of the Underwriters' over-allocation position acquires such securities under the Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

Market Stabilization Activities

In connection with the Offering, the Underwriters may over-allocate or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market, including: stabilizing transactions; short sales (i.e., the sale by the Underwriters of a greater number of Common Shares than they are required to purchase in the Offering); and purchases to cover positions created by short sales; and syndicate covering transactions. Such transactions, if commenced, may be discontinued at any time. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or mitigating a decline in the market price of the Common Shares while the Offering is in progress. The Underwriters must close out any short position by purchasing Common Shares in the open market. A short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Common Shares in the open market that could adversely affect investors who purchase securities in the Offering.

In addition, in accordance with the rules and policy statements of certain Canadian securities regulators, the Underwriters may not, at any time during the period of distribution, bid for or purchase Common Shares. The foregoing restriction is, however, subject to exceptions where the bid or purchase is not made for the purpose of creating actual or apparent active trading in, or raising the price of, the Common Shares. These exceptions include a bid or purchase permitted under the by-laws and rules of applicable regulatory authorities and the TSXV, including the Universal Market Integrity Rules for Canadian Marketplaces, relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution.

As a result of these activities, the price of the Common Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. The Underwriters may carry out these transactions on any stock exchange on which the Common Shares are listed, in the over-the-counter market, or otherwise.

Offering Jurisdictions

The Offering is being made in all of the provinces and territories of Canada, except Québec, and in the United States through the Underwriters or through their United States registered broker-dealer affiliates, as applicable. Other than in Canada and the United States, no action has been taken by the Corporation or the Underwriters that would permit a public offering of the Offered Units pursuant to the Prospectus (and the Form 1-A) in any jurisdiction where action for that purpose is required. Subject to compliance with applicable law, the Underwriters may also offer the Offered Units outside of Canada and the United States, including in the United Kingdom. The Corporation is not making, and the Prospectus does not constitute, an offer to sell or a solicitation of an offer to buy the Offered Units in any jurisdiction where such offer or solicitation is not permitted.

With respect to the United Kingdom, the Offering is only being, and may only be, made to, and this Prospectus is only being, and may only be, distributed to and is directed at persons in the United Kingdom who are (1) both (a) a "qualified investor" within the meaning of Article 2€ of Regulation (EU) 2017/1129 (the "Prospectus Regulation"), and (b) within the categories of persons referred to in Article 19(5) (Investment professionals) or Article 49(2)(a) to (d) (High net worth companies, unincorporated associations etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "FSMA Order"), or (2) persons in the United Kingdom to whom the Offering may otherwise be made or to whom the Offering may otherwise be directed in the United Kingdom without breach of Sections 21 or 85(1) of the Financial Services and Markets Act 2000, as amended ("FSMA"), all such persons together being referred to as "Relevant Persons". The Offered Units being offered hereunder are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, persons in the United Kingdom who are Relevant Persons. Any person who is in the United Kingdom but who is not a Relevant Person should not act or rely on this Prospectus or any of its contents. This Prospectus does not contain an offer or constitute any part of an offer to the public in the United Kingdom within the meaning of Sections 85 and 102B of FSMA or otherwise. This Prospectus is not an "approved prospectus" within the meaning of Section 85(7) of FSMA, and has not been prepared in accordance with the prospectus regulation rules (the "Prospectus Regulation Rules") contained in the Financial Conduct Authority ("FCA") handbook published and updated from time to time by the FCA (acting in its capacity as the United Kingdom Listing Authority). A copy of this Prospectus has not been, and will not be, delivered to the FCA in accordance with the Prospectus Regulation Rules or delivered to any other authority which could be a competent authority for the purpose of the Prospectus Regulation Rules and its contents have not been examined or approved by the FCA or London Stock Exchange plc, nor has it been approved by an "authorised person" for the purposes of Section 21 of FSMA.

This Prospectus Supplement does not qualify the distribution of any Offered Units outside of Canada.  Cormark Securities (USA) Limited is not registered as a dealer in any Canadian jurisdiction and accordingly, will not, directly or indirectly solicit offers to purchase or sell the Offered Units in Canada. All sales to purchasers in the United States will be made pursuant to the Form 1-A and applicable U.S. securities laws. See "- U.S. Securities Matters" below.

Settlement

Subscriptions for the Offered Units will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice.

It is anticipated that the Offered Units will be delivered in electronic form through the DTC system and through direct and indirect participants, including CDS.  The participant through whom a purchaser purchases Offered Units will receive a credit for the Offered Units on DTC's records.  A purchaser of Offered Units (other than purchasers in the United States) are expected to hold the interest in the Offered Units through its registered dealer which is a CDS participant and through the DTC participant account maintained by CDS. The ownership interest of each actual purchaser of the Offered Units, who is referred to herein as a "beneficial owner", is to be recorded on the participant's records.  All interests in the Offered Units will be subject to the operations and procedures of DTC and CDS (if applicable). The operations and procedures of each settlement system may be changed at any time.

To facilitate subsequent transfers, all Offered Units deposited by direct participants with DTC are registered in the name of DTC's nominee, Cede & Co.  The deposit of Offered Units with DTC and its registration in the name of Cede & Co. or the custodian effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Offered Units.  DTC's records reflect only the identity of the direct participants to whose accounts such Offered Units are credited, which may or may not be the beneficial owners.  The participants and custodian will remain responsible for keeping account of their holdings on behalf of their customers.  Transfers of ownership interests in the Offered Units are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable securities except in the event that use of the book-entry system for the securities of the Corporation is discontinued.

Cross-market transfers between DTC participants, on the one hand, and CDS participants, on the other hand, will be effected within DTC through the DTC participant that is acting as depositary for CDS. To deliver or receive an interest in securities held in a CDS account, an investor or its representative on its behalf must send transfer instructions to CDS under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, CDS will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the securities in DTC and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. CDS participants may not deliver instructions directly to the DTC depositary that is acting for CDS.

Under Rule 15c6-1 of the 1934 Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Offered Units or the Unit Shares or Warrants comprising the Offered Units, that they have purchased pursuant to the Offering prior to the sixth business day after the date of this Prospectus Supplement will be required, by virtue of the fact that the Offered Units will initially settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Offered Units who wish to trade such Offered Units prior to the sixth business day after the date of this Prospectus Supplement should consult their own advisor.

Black Out

Pursuant to the Underwriting Agreement, the Corporation has agreed that it shall not directly or indirectly issue, offer, sell, contract to sell, grant any option, right or warrant to purchase, any Common Shares or securities or other financial instruments convertible into or having the right to acquire Common Shares or disclose to the public any intention to do so, for a period of 90 days following the Closing Date, without the prior written consent of the Underwriters, which consent will not be unreasonably withheld or delayed, provided that nothing herein shall prevent or restrict the Corporation from: (i) issuing securities in connection with the Offering or in connection with the Redemption Placement, (ii) issuing Common Shares or securities convertible into or exchangeable for Common Shares pursuant to any equity incentive plan, stock ownership or purchase plan, dividend reinvestment plan or other equity or share based compensation plan in effect on the date hereof; (iii) issuing Common Shares issuable upon the conversion, exchange or exercise of convertible or exchangeable securities or the exercise of warrants or options outstanding on the date hereof, or (iv) issuing Common Shares in connection with any arm's length property acquisition transaction or other corporate acquisitions.

Lock Up

Pursuant to the Underwriting Agreement, the Corporation has agreed to use its best efforts to cause its executive officers and directors to enter into lock-up agreements in favour of the Underwriters on or before the Closing Date, agreeing not to, with limited exceptions, sell or agree to sell (or announce any intention to do so) any Common Shares or securities or other financial instruments convertible into or having the right to acquire Common Shares or enter into any agreement or arrangement to transfer to another, in whole or in part, any of the economic consequences of ownership of Common Shares for a period of 90 days from the Closing Date without the prior written consent of the Underwriters, such consent not to be unreasonably withheld or delayed, and pursuant to the terms of the lock-up agreements.

U.S. Securities Laws Matters

The Corporation is incorporated under the laws of Nevada, and as such, is deemed to be a U.S. "domestic issuer" (as defined in Rule 902(e) of Regulation S under the 1933 Act). Concurrent with the filing of this Prospectus Supplement, the Corporation has filed the Form 1-A, including the U.S. Offering Circular, pursuant to Regulation A under the 1933 Act with the SEC for purposes of qualifying the Offered Units for offer and sale to the public pursuant to Regulation A under the 1933 Act.  The Form 1-A has not been qualified by the SEC. For the purposes of Regulation A, (a) no money or other consideration is being solicited and if sent, will not be accepted; (b) no offer to buy the Offered Units can be accepted and no part of the purchase price can be received until the Form 1-A is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date; and (c) any person's indication of interest involves no obligation or commitment of any kind. A copy of the Form 1-A, including the U.S. Offering Circular, is available for review and has been filed under the Corporation's profile on SEDAR at www.sedar.com and at the SEC's website at www.sec.gov or can be obtained by contacting Cormark Securities Inc. at 200 Bay Street, Royal Bank Plaza - North Tower, Suite 1800, Toronto, ON, Canada M5J 2J2.

In a Tier 2 offering of securities pursuant to Regulation A under the 1933 Act, no sale may be made to an investor if the aggregate purchase price paid for the securities is more than (i) 10% of the greater of the investor's annual income or net worth (if the investor is a natural person), or (ii) 10% of the greater of the investor's revenue or net assets (if the investor is not a natural person), unless the investor is an accredited investor (as defined in Rule 501(a) of Regulation D under the 1933 Act).

In addition, until 40 days after closing of the Offering, an offer or sale of the Offered Units within the United States by any dealer (whether or not participating in such offering) may violate the registration requirement of the 1933 Act if such offer or sale is made other than in accordance with an exemption under the 1933 Act.

PRIOR SALES

During the 12-month period before the date of this Prospectus Supplement, the Corporation has issued the following Common Shares, Common Share purchase warrants and securities convertible into Common Shares or Common Share purchase warrants:

Date of Issue	Type of Security	Number Issued	Issue/Exercise/Deemed Price per security
June 23, 2020	Common Shares(1)	362,941	$0.185
May 22, 2020	Units(2)	1,630,000	$0.10
May 5, 2020	Units(2)	3,350,000	$0.10
April 23, 2020	Units(2)	7,520,000	$0.10
April 15, 2020	DSUs	325,000	$0.15
January 16, 2020	Stock Option	2,125,000	$0.19
January 15 2020	RSUs	239,220	$0.185
January 15, 2020	DSUs	216,216	$0.185
October 15, 2019	DSUs	216,216	$0.185
July 23, 2019	DSUs	186,047	$0.215

(1) Issued to Ely Gold in satisfaction of the US$50,000 first anniversary payment under the Green Springs Option Agreement. See "The Corporation - Summary Description of the Business - The Green Springs Project".

(2) Issued in connection with the Private Placement. Each Unit was comprised of one Common Share and one Common Share purchase warrant, with each warrant entitling the holder to purchase one Common Share at an exercise price of $0.15 for a period of 24 months from the applicable tranche closing date. The warrants are subject to an accelerated expiry. See "The Corporation - Recent Developments".

MARKET FOR SECURITIES

The Common Shares of the Corporation are listed on the TSXV under the symbol "C" and on the OTCQB under the symbol "CGOL". The following table sets forth the market price ranges and trading volumes of the Common Shares on the TSXV over the 12-month period prior to the date of this Prospectus Supplement, as reported by the TSXV:

Period	High ($)	Low ($)	Volume
2020
August(1)……………………………………………	0.24	0.22	37,750
July…………………………………………….......	0.275	0.165	2,507,063
June………………………………………………...	0.20	0.13	2,364,072
May………………………………………………...	0.16	0.135	1,545,086
April………………………………………………..	0.215	0.10	6,037,885
March……………………………………………....	0.165	0.08	1,475,290
February…………………………………………....	0.19	0.13	2,633,757
January……………………………………………...	0.215	0.15	5,451,134
2019
December………………………………………………..	0.165	0.14	792,276
November………………………………………………..	0.19	0.145	279,053
October…………………………………………………..	0.215	0.14	950,840
September……………………………………………….	0.24	0.16	920,309
August…………………………………………………...	0.24	0.185	616,150
July……………………………………………………....	0.23	0.185	1,037,527

Note:

(1) Period from August 1, 2020 to August 4, 2020.

RISK FACTORS

Investing in the Corporation's securities is speculative and involves a high degree of risk due to the nature of the Corporation's business and the present stage of its development.  The business of the Corporation and an investment in the Offered Units is subject to a number of risks and uncertainties, some of which are unknown and could materially adversely affect the Corporation's future business, financial condition and results of operations and prospects.  Purchasers of Offered Units should carefully consider all the information included or incorporated by reference in this Prospectus Supplement and Shelf Prospectus before making an investment decision concerning the Corporation's securities. There are various risks, including those disclosed in the AIF, the Annual MD&A and Interim MD&A, which are incorporated herein by reference, that could have a material adverse effect on, among other things, the properties, business and condition (financial or otherwise) of the Corporation.  In addition to the risk factors set forth in the AIF, the Annual MD&A and Interim MD&A, the following risk factors should be considered.

Negative Cash Flow from Operations

During the fiscal year ended December 31, 2019 and the three-month period ended March 31, 2020, the Corporation had negative cash flow from operating activities. As at December 31, 2019, the Corporation had a working capital deficit of approximately $0.06 million (December 31, 2019 working capital of approximately $0.74 million) and as at March 31, 2020 had a working capital deficit of $0.6 million.  The Corporation has no source of operating cash flow, does not expect to realize operating cash flow in the near term, and there is no assurance that additional funding will be available to it for exploration and development on commercially acceptable terms, or at all.  The Corporation has incurred net losses in the past and may incur losses in the future and will continue to incur losses until and unless it can derive sufficient revenues from its mineral projects, which will require substantial financial resources. These conditions, including other factors described herein, give rise to a material uncertainty which may cast significant doubt as to whether the Corporation's cash resources and working capital will be sufficient to enable the Corporation to continue as a going concern. To the extent that the Corporation has negative cash flow in any future period, certain of the proceeds from the sale of the Offered Units may be used to fund such negative cash flow from operating activities. See "Use of Proceeds".

Market Price of Securities

There can be no assurance that an active market for the Common Shares will develop or be sustained after the Offering. The Offering Price has been agreed between the Corporation and the Underwriters based on a number of factors, including market conditions in effect at the time the Offering Price was determined and may not be in indicative of the price at which the Common Shares will trade following the completion of the Offering.  The market price of the Common Shares could be subject to significant fluctuations due to various factors and events, including any regulatory or economic changes affecting the Corporation's operations, variations in the Corporation's operating results, developments in the Corporation's business or its competitors, or changes in market sentiment towards the Common Shares. Investors should be aware that the value of the Common Shares may be volatile and investors may, on disposing of the Common Shares, realize less than their original investment or may lose their entire investment.

The Corporation's operating results and prospects from time to time may be below the expectations of market analysts and investors. In addition, stock markets from time to time suffer significant price and volume fluctuations that affect the market price of the securities listed thereon and which may be unrelated to the Corporation's operating performance. These factors include macroeconomic developments and political environments in North America and globally and market perceptions of the attractiveness of particular industries.  Any of these events could result in a decline in the market price of the Common Shares. As at the date hereof, there remains a significant amount of uncertainty and economic disruption caused by Covid-19 that has increased market and share price volatility, eroded global economic conditions, decreased consumer spending, caused historic rises in unemployment rates, caused consumer debt levels to increase and had an adverse impact on access to capital and liquidity. Many industries, including the mining industry, have been impacted by these economic and market conditions.  The Common Shares may, therefore, not be suitable as a short-term investment.  In addition, the market price of the Common Shares may not reflect the underlying value of the Corporation's net assets. The price at which the Common Shares will be traded and the price at which investors may realize the value of their shares will be influenced by a large number of factors, some specific to the Corporation and its proposed operations, and some which may affect the business sectors in which the Corporation operates, including the pervasive and ongoing impact of Covid-19. Such factors could also include the performance of the Corporation's operations, variations in operating results, announcements by the Corporation (i.e. disappointing results of exploratory drilling, the incurrence of environmental liabilities or other material developments), announcements of material developments by the Corporation's competitors, involvement in litigation, large purchases or sales of the Common Shares (including if applicable under the Redemption Placement) liquidity or the absence of liquidity in the Common Shares, limited trading volume, the prices of gold and other precious metals, legislative or regulatory changes relating to the business of the Corporation, the Corporation's ability to raise additional funds, other material events and general financial market and economic conditions.  The occurrence of any of these events may adversely affect the Corporation's growth and financial condition and, in the event that the occurrence of any of these events causes the price of the Common Shares to decrease, investors may be forced to sell their shares at a loss.

Use of Proceeds

The Corporation currently intends to allocate the net proceeds received from the Offering as described under the heading "Use of Proceeds"; however, subject to limitations on the use of the proceeds from the Offering contained in the Waterton Letter of Intent, management will have broad discretion in the actual application of the net proceeds designated, including to fund capital expenditures on existing mineral properties, acquire additional acreage leaseholds, acquire additional properties and associated leaseholds, pursue strategic corporate interests, or for general corporate purposes, which are subject to change in the future. Management may elect to allocate net proceeds differently from that described herein, if they believe it would be in the Corporation's best interests to do so and shareholders of the Corporation will have to rely upon the judgment of management with respect to the use of proceeds.  Management may spend a portion or all of the net proceeds from the Offering in ways that shareholders of the Corporation may not desire or that may not yield a significant return or any return at all. Shareholders of the Corporation may not agree with the manner in which management chooses to allocate and spend the net proceeds.  The failure by management to apply the net proceeds effectively could have a material adverse effect on the Corporation's business. Pending their use, the Corporation may also invest the net proceeds from the Offering in a manner that does not produce income or that loses value.  See "Use of Proceeds".

No current market for Warrants

The Corporation has not applied to list the Warrants on the TSXV, there is currently no market through which the Warrants may be sold and purchasers of the Offered Units may not be able to resell the Warrants purchased under this Prospectus. This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Warrants, and the extent of issuer regulation

The Warrants do not confer any rights of common share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire Common Shares at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire Common Shares and pay an exercise price of $⬤ per Warrant Share, subject to certain adjustments, prior to the date which is ⬤ months following the Closing Date, after which date any unexercised Warrants will expire and have no further value. Moreover, following this Offering, the market value of the Warrants, if any, is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their imputed offering price. There can be no assurance that the market price of the Common Shares will ever equal or exceed the exercise price of the Warrants, and consequently, whether it will ever be profitable for holders of the Warrants to exercise the Warrants.

Investors may lose their entire investment

An investment in the Offered Units is speculative and may result in the loss of an investor's entire investment. Only potential investors who are experienced in high risk investments and who can afford to lose their entire investment should consider an investment in the Corporation.

Dilution

Shareholders of the Corporation will incur immediate and substantial dilution as a result of the Offering and any issuances of Warrant Shares or Broker Shares upon the exercise of the Warrants and Broker Warrants issued pursuant to the Offering will also result in dilution to shareholders. In addition, pursuant to the terms of the Waterton Letter of Intent, if at least $10,000,000 is raised in the Offering, and assuming the Corporation applies the minimum of $5,000,000 to redeem a portion of the outstanding Preferred Stock, Waterton will be required to complete the Redemption Placement pursuant to which the Corporation would issue approximately ⬤ Common Shares to Waterton, resulting in Waterton holding approximately ⬤ Common Shares or ⬤% of the issued and outstanding Common Shares. Also see "Risk Factors - Control of the Company" in the AIF which is incorporated herein by reference.  If a minimum of $10,000,000 is not raised in the Offering, the Corporation will be required to use commercially reasonable efforts to complete the Article Amendments, which will among other things, reduce the conversion price of the Preferred Stock from $1.35 per share to the lesser of: (a) $⬤; and (b) 135% of the 20-day volume weighted average price of the Common Shares prior to the date all Approvals are obtained. After giving effect to the Articles Amendments and assuming a conversion price of $⬤ (US$⬤ based on the Bank of Canada daily average exchange rate on ⬤, 2020), 11,111,111 shares of Preferred Stock if fully converted would convert into ⬤ Common Shares.  Any of the foregoing dilutive events may reduce the trading price of the Common Shares, including the Unit Shares and the Warrant Shares.

Further, the Corporation may from time to time raise funds through the issuance of Common Shares or the issuance of debt instruments or other securities convertible into Common Shares. The Corporation cannot predict the size or price of future issuances of Common Shares or the size or terms of future issuances of debt instruments or other securities convertible into Common Shares, or the effect, if any, that future issuances and sales of the Corporation's securities will have on the market price of the Common Shares. Sales or issuances of substantial numbers of Common Shares, or the perception that such sales could occur, may adversely affect prevailing market prices of the Common Shares. With any additional sale or issuance of Common Shares, or securities convertible into Common Shares, shareholders of the Corporation will suffer dilution to their voting power and the Corporation may experience dilution in its earnings per share.

Disruption Caused by the Covid-19 Virus

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including Canada and the United States. On January 30, 2020, the World Health Organization declared the outbreak of Covid-19 a "Public Health Emergency of International Concern".  The outbreak of Covid-19 has resulted in a widespread health crisis that has adversely affected economies and financial markets worldwide.  To date, the Covid-19 outbreak has not had a material impact on the Corporation's business. However, Contact Gold's business and development activities may be materially adversely affected by the continuing disruption caused by the Covid-19 outbreak, including as a result of supply chain delays and disruptions, governmental regulation and prevention measures, labour shortages and shutdowns.  If there is an outbreak of Covid-19 cases at the Corporation's mineral properties or amongst the Corporation's employees or contractors, the Corporation may be required, or may voluntarily, close, curtail or otherwise limit its exploration and other business activities, which would impact the Corporation's business plans and timelines and could have an adverse impact on, among other things, the Corporation's relationships with suppliers, employees and contractors.  Additionally, Covid-19 has disrupted the capital markets world-wide and commodity prices, including gold prices.  Contact Gold may be unable to complete a capital raising transaction (including this Offering) if continued concerns relating to Covid-19 cause significant market disruptions, restrict travel, limit the ability to have meetings with potential investors or the market for the Common Shares does not stabilize in a timely manner.  At this time, the Corporation cannot accurately predict the impact that Covid-19 may have on its exploration activities, business operations or financial results.  The extent to which Covid-19 impacts the Corporation's business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of Covid-19 and the actions to contain Covid-19 or treat its impact, among others. If the disruptions posed by Covid-19 or other matters of global concern continue for an extensive period of time, the Corporation's business may be materially adversely affected.  See "Risk Factors - Market Price of Securities" below.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
FOR U.S. HOLDERS AND NON-U.S. HOLDERS

The following is a general summary of material U.S. federal income tax consequences arising from and relating to the acquisition, ownership and disposition of Common Shares acquired as part of the Units, the exercise, disposition, and lapse of Warrants acquired as part of the Units, and the acquisition, ownership, and disposition of Warrant Shares.

Scope of this Summary

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Common Shares, Warrants and Warrant Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any holder. Except as discussed below, this summary does not discuss applicable income tax reporting requirements. This summary does not address the U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences arising from and relating to the acquisition, ownership, and disposition of Common Shares, Warrants and Warrant Shares. Each prospective holder should consult its own tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences relating to the acquisition, ownership, and disposition of Common Shares, Warrants and Warrant Shares.

No legal opinion from United States legal counsel or ruling from the Internal Revenue Service (the "IRS") has been requested, or will be obtained, regarding the United States federal income tax consequences related to the acquisition, ownership and disposition of Common Shares, Warrants and Warrant Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (whether final, temporary, or proposed) promulgated thereunder, published rulings of the IRS, published administrative positions of the IRS, and United States court decisions that are applicable and, in each case, as in effect and available, as of the date of this Prospectus Supplement. Any of the authorities on which this summary is based could be changed or subject to differing interpretations in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

As used in this summary, the term "U.S. Holder" means a beneficial owner of Common Shares, Warrants and Warrant Shares acquired pursuant to this Prospectus Supplement that is for U.S. federal income tax purposes:

  an individual who is a citizen or resident of the U.S. as determined for U.S. federal income tax purposes;

  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

The term "Non-U.S. Holder" means any beneficial owner of Common Shares, Warrants and Warrant Shares acquired pursuant to this Prospectus Supplement that is neither a U.S. Holder nor a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes. A Non-U.S. Holder should review the discussion under the heading "U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Acquisition, Ownership and Disposition of Common Shares, Warrants and Warrant Shares" below for more information. Non-U.S. investors should consult with their own tax advisors regarding the tax consequences of acquiring, owning and disposing of Common Shares, Warrants and Warrant Shares.

Holders Subject to Special United States Federal Income Tax Rules

This summary assumes that U.S. Holders and Non-U.S. Holders will hold Common Shares, Warrants or Warrant Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not address the U.S. federal income tax considerations applicable to holders that are subject to special provisions under the Code, including, but not limited to, holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a "functional currency" other than the U.S. dollar; (e) own the Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other integrated transaction; (f) acquire the Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) are subject to special tax accounting rules; (h) are partnerships or other pass-through entities (and investors in such partnerships and entities); (i) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of the outstanding Common Shares; (j) are "controlled foreign corporations" or "passive foreign investment companies"; or (k) are former citizens or former long-term residents of the U.S. Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their own tax advisors regarding the United States federal, state and local, and non-U.S. tax consequences arising from and relating to the acquisition, ownership and disposition of Common Shares, Warrants and Warrant Shares.

If an entity or arrangement that is classified as a partnership (or other "pass-through" entity) for U.S. federal income tax purposes holds Common Shares, Warrants or Warrant Shares, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such owner or entity. Partners (or other owners) of entities or arrangements that are classified as partnerships or as "pass-through" entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Common Shares, Warrants and Warrant Shares.

Certain Material U.S. Federal Income Tax Consequences of the Purchase of Units to U.S. Holders and Non-U.S. Holders

For U.S. federal income tax purposes, the purchase of a Unit by U.S. Holders and Non-U.S. Holders will be treated as the purchase of two components: a component consisting of one Common Share and a component consisting of 0.50 of one Warrant. The purchase price for each Unit will be allocated between these two components in proportion to their relative fair market values at the time the Unit is purchased by the holder. This allocation of the purchase price for each Unit will establish a holder's initial tax basis for U.S. federal income tax purposes in the Common Share and 0.50 of one Warrant that comprise each Unit.

For purposes of determining the initial tax basis, the Corporation will allocate $⬤ of the purchase price for each Unit to the Common Share and $⬤ of the purchase price for each Unit to the 0.50 of one Warrant. However, the IRS will not be bound by the Corporation's allocation of the purchase price for the Units, and, therefore, the IRS or a U.S. court may not respect the allocation set forth above. Each holder should consult its own tax advisors regarding the allocation of the purchase price for the Units.

U.S. Federal Income Tax Consequences to U.S. Holders

The Exercise and Disposition of Warrants

Exercise of Warrants

A U.S. Holder generally will not recognize gain or loss on the exercise of a Warrant and related receipt of a Warrant Share (provided no cash is received in lieu of the issuance of a fractional Warrant Share). A U.S. Holder's initial tax basis in the Warrant Share received on the exercise of a Warrant should be equal to the sum of (a) such U.S. Holder's tax basis in such Warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such Warrant. It is unclear whether a U.S. Holder's holding period for the Warrant Share received on the exercise of a Warrant should begin on the date that such Warrant is exercised by such U.S. Holder or the day following the date of exercise of the Warrant; however, in either case the holding period of a Warrant Share will not include the period during which the U.S. Holder held the Warrant.

Disposition of Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder's tax basis in the Warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss, which will be long-term capital gain or loss if the Warrant is held for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) generally will be subject to applicable long-term capital gains rates (currently at a maximum U.S. federal income tax rate of 20%).  Deductions for capital losses are subject to complex limitations under the Code.

Expiration of Warrants without Exercise

Upon the lapse or expiration of a Warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder's tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of Warrant Shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder's proportionate interest in the Corporation's "earnings and profits" or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to holders of Common Shares). Adjustments to the exercise price of a Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not result in a constructive distribution. (See the more detailed discussion of the rules applicable to distributions made by the Corporation at "U.S. Federal Income Tax Consequences to U.S. Holders of the Acquisition, Ownership and Disposition of Common Shares and Warrant Shares - Distributions" below).

The Acquisition, Ownership and Disposition of Common Shares and Warrant Shares

Distributions

The Corporation does not currently expect to make any distributions to holders of the Common Shares or Warrant Shares. However, if the Corporation makes distributions on the Common Shares or Warrant Shares, those distributions will be included in a U.S. Holder's income as ordinary dividend income to the extent of the Corporation's current and accumulated earnings and profits (determined under U.S. federal income tax principles) as of the end of the Corporation's taxable year in which the distribution occurs. With respect to dividends received by certain non-corporate U.S. Holders (including individuals), such dividends are generally taxed at the applicable long-term capital gains rates (currently at a maximum tax rate of 20%), provided certain holding period and other requirements are satisfied. Distributions in excess of the Corporation's current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. Holder's adjusted tax basis in the Common Shares or Warrant Shares and thereafter as capital gain from the sale or exchange of such Common Shares or Warrant Shares, which will be taxable according to rules discussed under the heading "Sale, Certain Redemptions or Other Taxable Dispositions of Common Shares and Warrant Shares," below. Dividends received by a corporate holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Certain Redemptions or Other Taxable Dispositions of Common Shares and Warrant Shares

Upon the sale, certain qualifying redemptions, or other taxable disposition of Common Shares or Warrant Shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder's adjusted tax basis in the Common Shares or Warrant Shares. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder's holding period in the Common Shares or Warrant Shares is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 20%. Deductions for capital losses are subject to complex limitations under the Code.

Other U.S. Federal Income Tax Consequences

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on Common Shares and Warrant Shares and to the proceeds of a sale of Common Shares, Warrants or Warrant Shares paid to a U.S. Holder unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of dividend income. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability, if any, provided the required information is furnished in a timely manner to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The Exercise and Disposition of Warrants

Exercise of Warrants

A Non-U.S. Holder generally will not recognize gain or loss on the exercise of a Warrant and related receipt of a Warrant Share (provided no cash is received in lieu of the issuance of a fractional Warrant Share and certain other conditions are present, as discussed below under "Sale or Other Taxable Disposition of Common Shares, Warrants and Warrant Shares").  A Non-U.S. Holder's initial tax basis in the Warrant Share received on the exercise of a Warrant should be equal to the sum of (a) such Non-U.S. Holder's tax basis in such Warrant plus (b) the exercise price paid by such Non-U.S. Holder on the exercise of such Warrant. It is unclear whether a Non-U.S. Holder's holding period for the Warrant Share received on the exercise of a Warrant should begin on the date that such Warrant is exercised by such Non-U.S. Holder or the day following the date of exercise of the Warrant; however, in either case the holding period of a Warrant Share will not include the period during which the Non-U.S. Holder held the Warrant.

Disposition of Warrants

Subject to the discussion under the heading "Sale or Other Taxable Disposition of Common Shares, Warrants and Warrant Shares" below, a Non-U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such Non-U.S. Holder's tax basis in the Warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss (provided that the Warrant Share to be issued on the exercise of such Warrant would have been a capital asset within the meaning of Section 1221 of the Code if acquired by the Non-U.S. Holder), which will be long-term capital gain or loss if the Warrant is held for more than one year. Any such gain recognized by a Non-U.S. Holder will be taxable for U.S. federal income tax purposes according to rules discussed under the heading "Sale or Other Taxable Disposition of Common Shares, Warrants and Warrant Shares," below.

Expiration of Warrants without Exercise

Subject to the discussion under the heading "Sale or Other Taxable Disposition of Common Shares, Warrants and Warrant Shares" below, upon the lapse or expiration of a Warrant, a Non-U.S. Holder will recognize a loss in an amount equal to such Non-U.S. Holder's tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrants are held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of Warrant Shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a Non-U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such Non-U.S. Holder's proportionate interest in the Corporation's "earnings and profits" or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to holders of Common Shares). Adjustments to the exercise price of a Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not result in a constructive distribution.  See the more detailed discussion of the rules applicable to distributions made by the Corporation under the heading "Dividends" below.

The Acquisition, Ownership and Disposition of Common Shares, Warrants and Warrant Shares

Dividends

The Corporation does not currently expect to make any distributions to holders of the Common Shares or Warrant Shares. However, if the Corporation makes distributions on the Common Shares or Warrant Shares, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from the Corporation's current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed the Corporation's current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder's basis in Common Shares or Warrant Shares, but not below zero, and then will be treated as gain from the sale of stock, which will be taxable according to rules discussed under the heading "Sale or Other Taxable Disposition of Common Shares, Warrants and Warrant Shares," below. If the Corporation is a USRPHC (as defined below) and does not qualify for the Regularly Traded Exception (as defined below), distributions which constitute a return of capital will be subject to withholding tax unless an application for a withholding certificate is filed to reduce or eliminate such withholding. See "Sale or Other Taxable Disposition of Common Shares, Warrants and Warrant Shares" below for a discussion of the treatment of USRPHCs. Additionally, any dividends paid to a Non-U.S. Holder with respect to Common Shares or Warrant Shares generally will be subject to withholding tax at a 30% gross rate, subject to any exemption or lower rate under an applicable treaty if the Non-U.S. Holder provides the Corporation with a properly executed IRS Form W-8BEN or W-8BEN-E, unless the Non-U.S. Holder provides the Corporation with a properly executed IRS Form W-8ECI (or other applicable form) relating to income effectively connected with the conduct of a trade or business within the U.S.

Dividends that are effectively connected with the conduct of a trade or business within the U.S. and includible in the Non-U.S. Holder's gross income are not subject to the withholding tax (assuming proper certification and disclosure), but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected income received by a non-U.S. corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Common Shares or Warrant Shares who wishes to claim the benefit of an applicable treaty rate or exemption is required to satisfy certain certification and other requirements. If a Non-U.S. Holder is eligible for an exemption from or a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale or Other Taxable Disposition of Common Shares, Warrants and Warrant Shares

In general, a Non-U.S. Holder of Common Shares, Warrants or Warrant Shares will not be subject to U.S. federal income tax on gain recognized from a sale, exchange, or other taxable disposition of such Common Shares, Warrants or Warrant Shares, unless:

  the gain is effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), in which case the Non-U.S. Holder will be subject to tax on the net gain from the sale at regular graduated U.S. federal income tax rates, and if the Non-U.S. Holder is a corporation, may be subject to an additional U.S. branch profits tax at a gross rate equal to 30% of its effectively connected earnings and profits for that taxable year, subject to any exemption or lower rate as may be specified by an applicable income tax treaty;

  the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax on the gain from the sale, which may be offset by U.S. source capital losses; or

  the Corporation is or has been a "United States real property holding corporation" ("USRPHC") for U.S. federal income tax purposes at any time during the shorter of the Non-U.S. Holder's holding period or the 5-year period ending on the date of disposition of Common Shares, Warrants or Warrant Shares; provided, with respect to the Common Shares and Warrant Shares, that as long as the Common Shares are regularly traded on an established securities market as determined under the Treasury Regulations (the "Regularly Traded Exception"), a Non-U.S. Holder would not be subject to taxation on the gain on the sale of Common Shares or Warrant Shares under this rule unless the Non-U.S. Holder has owned: (i) more than 5% of the Common Shares at any time during such 5-year or shorter period; (ii) Warrants with a fair market value on the date acquired by such holder greater than the fair market value on that date of 5% of the Common Shares; or (iii) aggregate equity securities of the Company with a fair market value on the date acquired in excess of 5% of the fair market value of the Common Shares on such date (in any case, a "5% Common Shareholder"). Since the Warrants are not expected to be listed on a securities market, the Warrants are unlikely to qualify for the Regularly Traded Exception. In determining whether a Non-U.S. Holder is a 5% Common Shareholder, certain attribution rules apply in determining ownership for this purpose.  Non-U.S. Holders should be aware that the Corporation believes it currently is, and expect to continue to be for the foreseeable future, a USRPHC. The Common Shares currently trade on the OTCQB and the TSXV. At this time, it is uncertain whether the Common Shares will continue to be considered as being regularly traded on an established securities market. Accordingly, the Corporation can provide no assurances that the Common Shares, Warrants or Warrant Shares will meet the Regularly Traded Exception at the time a Non-U.S. Holder purchases such securities or sells, exchanges or otherwise disposes of such securities. Non-U.S. Holders should consult with their own tax advisors regarding the consequences to them of investing in a USRPHC. As a USRPHC, a Non-U.S. Holder will be taxed as if any gain or loss were effectively connected with the conduct of a trade or business as described above in "Dividends", and a 15% withholding tax generally would apply to the gross proceeds from the sale of Common Shares, Warrants or Warrant Shares, in the event that (i) such holder is a 5% Common Shareholder, or (ii) the Regularly Traded Exception is not satisfied during the relevant period with respect to the security sold.

Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Other U.S. Federal Income Tax Consequences

Information Reporting and Backup Withholding

Generally, the Corporation must report annually to the IRS the amount of dividends paid to each Non-U.S. holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those dividends. A similar report is sent to each Non-U.S. holder. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

Payments of dividends to a Non-U.S. holder may be subject to backup withholding (at the applicable rate) unless the Non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an appropriate IRS Form W-8 (or other suitable substitute or successor form). Notwithstanding the foregoing, backup withholding may apply if either the Corporation or its paying agent has actual knowledge, or reason to know, that the beneficial owner is a U.S. person that is not an exempt recipient.

Payments of the proceeds from sale or other disposition by a Non-U.S. holder of Common Shares, Warrants or Warrant Shares effected outside the United States by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting will apply to those payments if the broker does not have documentary evidence that the holder is a Non-U.S. holder, an exemption is not otherwise established, and the broker has certain relationships with the United States.

Payments of the proceeds from a sale or other disposition by a Non-U.S. holder of Common Shares, Warrants or Warrant Shares effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an appropriate IRS Form W-8 (or other suitable substitute or successor form). Notwithstanding the foregoing, information reporting and backup withholding may apply if the broker has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, the Treasury Regulations promulgated thereunder and other official guidance (commonly referred to as "FATCA") on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on Common Shares or Warrant Shares paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non- financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which the Common Shares or Warrant Shares is held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Future Treasury Regulations or other official guidance may modify these requirements.

Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends on the Common Shares or Warrant Shares. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of the Common Shares, Warrants or Warrant Shares on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds. The preamble to these proposed regulations indicates that taxpayers may rely on them pending their finalization. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable income tax treaty with the United States or U.S. domestic law. The Corporation will not pay additional amounts to holders of Common Shares, Warrants or Warrant Shares in respect of amounts withheld.

Prospective investors should consult their own tax advisors regarding the potential application of withholding under FATCA to their investment in Common Shares, Warrants or Warrant Shares.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Cassels Brock & Blackwell LLP, counsel to the Corporation, and Blake, Cassels & Graydon LLP, counsel to the Underwriters, the following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires Offered Units pursuant to this Offering. For purposes of this summary, a reference to Common Share includes Unit Shares and Warrant Shares unless otherwise indicated. This summary applies only to a purchaser who is a beneficial owner of Common Shares and Warrants acquired pursuant to this Offering and who, for the purposes of the Tax Act, and at all relevant times: (i) acquires and holds the Common Shares and Warrants as capital property; (ii) deals at arm's length with the Corporation and the Underwriters; and (iii) is not affiliated with the Corporation or the Underwriters (a "Holder").

Common Shares and Warrants will generally be considered to be capital property to a Holder unless the Holder holds such securities in the course of carrying on a business of trading or dealing in securities or has acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a Holder: (i) that is a "financial institution" (as defined in the Tax Act) for purposes of the mark-to-market provisions of the Tax Act; (ii) that is a "specified financial institution" as defined in the Tax Act; (iii) that has made a functional currency reporting election under section 261 of the Tax Act to report its "Canadian tax results" as defined in the Tax Act in a currency other than Canadian currency; (iv) an interest in which is, or for whom a Common Share or Warrant would be, a "tax shelter investment" for the purposes of the Tax Act; (v) that has entered into or will enter into a "derivative forward agreement" or "synthetic disposition agreement", as those terms are defined in the Tax Act, in respect of Common Shares or Warrants; (vi) that receives dividends on Common Shares under or as part of a "dividend rental arrangement" (as defined in the Tax Act); or (vii) in relation to which the Corporation or any of its subsidiaries is or will be a "foreign affiliate" (as defined in the Tax Act). Such Holders should consult their own tax advisors.

This summary is based upon the current provisions of the Tax Act and the regulations thereunder ("Regulations") in force as of the date hereof, all specific proposals ("Proposed Amendments") to amend the Tax Act or the Regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof and counsel's understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency ("CRA"). No assurance can be given that the Proposed Amendments will be enacted or otherwise implemented in their current form, if at all. If the Proposed Amendments are not enacted or otherwise implemented as presently proposed, the tax consequences may not be as described below in all cases. Other than the Proposed Amendments, this summary does not take into account or anticipate any changes in law, administrative policy or assessing practice, whether by legislative, regulatory, administrative, governmental or judicial decision or action, nor does it take into account the tax laws of any province or territory of Canada or of any jurisdiction outside of Canada. Holders that are not residents of Canada for the purposes of the Tax Act should consult with their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of Common Shares and Warrants in any jurisdiction in which they may be subject to tax, including Canada.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. Accordingly, Holders should consult their own tax advisors with respect to their particular circumstances.

Currency Conversion

For purposes of the Tax Act, all amounts related to the acquisition, holding or disposition of Common Shares and Warrants (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in a foreign currency must be converted into Canadian dollars using the appropriate exchange rate determined in accordance with the detailed rules contained in the Tax Act in this regard.

Allocation of Cost

A Holder who acquires Offered Units pursuant to this Offering will be required to allocate the purchase price paid for each Offered Unit on a reasonable basis between the Unit Share and one-half Warrant comprising such Offered Unit in order to determine their respective costs to such Holder for the purposes of the Tax Act.

For its purposes, the Corporation has advised counsel that, of the $⬤ subscription price for each Offered Unit, it intends to allocate $⬤ to each Unit Share and $⬤ to each one-half of one Warrant and believes that such allocation is reasonable. The Corporation's allocation, however, is not binding on the CRA or on a Holder.

The adjusted cost base to a Holder of each Unit Share comprising a part of a Unit acquired pursuant to this Offering will be determined by averaging the cost of such Unit Share with the adjusted cost base to such Holder of all other Common Shares (if any) held by the Holder as capital property immediately prior to the acquisition.

Exercise of Warrants

The exercise of Warrants to acquire Warrant Shares will be deemed not to constitute a disposition of property for the purposes of the Tax Act. As a result, no gain or loss will be realized by a Holder of a Warrant upon the exercise of such Warrant to acquire a Warrant Share. When a Warrant is exercised, the Holder's cost of the Warrant Share acquired thereby will be equal to the adjusted cost base of the Warrant to such Holder, plus the exercise price paid for the Warrant Share. For the purpose of computing the adjusted cost base to a Holder of each Warrant Share acquired on the exercise of a Warrant, the cost of such Warrant Shares must be averaged with the adjusted cost base to such Holder of all other Common Shares (if any) held by the Holder as capital property immediately prior to the exercise of the Warrant.

Holders Resident in Canada

This section of the summary applies to a Holder who, at all relevant times, is, or is deemed to be, resident in Canada for the purposes of the Tax Act (a "Resident Holder"). The Common Shares and Warrants are not "Canadian securities" for the purpose of the irrevocable election under subsection 39(4) of the Tax Act.  Consequently, a Resident Holder will not be entitled to make or rely on such an election in respect of Common Shares or Warrants to have the Common Shares or Warrants deemed to be capital property. Resident Holders who do not hold Common Shares or Warrants as capital property should consult their own tax advisors regarding their particular circumstances.

Expiry of Warrants

In the event of the expiry of an unexercised Warrant, a Resident Holder generally will realize a capital loss equal to the Resident Holder's adjusted cost base of such Warrant. The tax treatment of capital gains and capital losses is discussed in greater detail below under "Holders Resident in Canada - Capital Gains and Capital Losses".

Dividends

A Resident Holder will be required to include in computing such Resident Holder's income for a taxation year the amount of any dividends, if any, received (or deemed to be received) on the Common Shares, including amounts deducted for U.S. withholding tax. Dividends received on Common Shares by a Resident Holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to taxable dividends received from "taxable Canadian corporations" (as defined in the Tax Act). A Resident Holder that is a corporation will not be entitled to deduct the amount of such dividends in computing its taxable income.

To the extent that U.S. withholding tax is payable by a Resident Holder in respect of any dividends received on the Common Shares, the Resident Holder may be eligible for a foreign tax credit or deduction under the Tax Act to the extent and under the circumstances described in the Tax Act. Resident Holders should consult their own tax advisors regarding the availability of a foreign tax credit or deduction, having regard to their particular circumstances.

Dispositions of Common Shares and Warrants

A Resident Holder who disposes of or is deemed to have disposed of a Common Share (other than on a disposition to the Corporation that is not a sale in the open market in the manner in which shares would normally be purchased by any member of the public in an open market) or Warrant (other than on the exercise or expiry of a Warrant) will generally realize a capital gain (or capital loss) in the taxation year of the disposition equal to the amount by which the proceeds of disposition of the Common Share or Warrant, as the case may be, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base to the Resident Holder of the Common Share or Warrant, as the case may be, immediately before the disposition or deemed disposition. Such capital gain (or capital loss) will be subject to the tax treatment described below under "Holders Resident in Canada - Capital Gains and Capital Losses".

Capital Gains and Capital Losses

A Resident Holder will generally be required to include in computing its income for the taxation year of disposition, one-half of the amount of any capital gain (a "taxable capital gain") realized in such year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder will be required to deduct one-half of the amount of any capital loss (an "allowable capital loss") against taxable capital gains realized in the taxation year of disposition. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

Capital gains realized by a Resident Holder that is an individual or trust, other than certain specified trusts, may give rise to a liability for alternative minimum tax under the Tax Act.

U.S. tax, if any, levied on any gain realized on a disposition of Common Shares may be eligible for a foreign tax credit under the Tax Act to the extent and under the circumstances described in the Tax Act. Resident Holders should consult their own tax advisors with respect to the availability of a foreign tax credit, having regard to their particular circumstances.

Offshore Investment Fund Property Rules

The Tax Act contains rules which, in certain circumstances, may require a Resident Holder to include an amount in income in each taxation year in respect of the acquisition and holding of Common Shares and Warrants if (a) the value of the Common Shares or Warrants may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in: (i) shares of the capital stock of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing (collectively "Investment Assets") and (b) it may reasonably be concluded that one of the main reasons for the Resident Holder acquiring, or holding Common Shares or Warrants was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act if the income, profits and gains had been earned directly by the Resident Holder.

In determining whether these rules may apply, regard must be had to all of the circumstances, including (i) the nature, organization and operation of any non-resident entity, including the Corporation, and the form of, and the terms and conditions governing, the Resident Holder's interest in, or connection with, any such non-resident entity, (ii) the extent to which any income, profit and gains that may reasonably be considered to be earned or accrued, whether directly or indirectly, for the benefit of any non-resident entity, including the Corporation, are subject to an income or profits tax that is significantly less than the income tax that would be applicable to such income, profits and gains if they were earned directly by the Resident Holder, and (iii) the extent to which any income, profits and gains of any non-resident entity, including the Corporation, for any fiscal period are distributed in that or the immediately following fiscal period.

If applicable, these rules would generally require a Resident Holder to include in income for each taxation year in which the Resident Holder owns a Common Share or Warrant (i) an imputed return for the taxation year computed on a monthly basis and determined by multiplying the Resident Holder's "designated cost" (as defined in the Tax Act) of the Common Share or Warrant, as applicable, at the end of the month, by 1/12th of the sum of the applicable prescribed rate for the period that includes such month plus 2%, less (ii) the Resident Holder's income for the year (other than a capital gain) from the Common Share or Warrant, as applicable, determined without reference to these rules. Any amount required to be included in computing a Resident Holder's income under these rules will be added to the adjusted cost base to the Resident Holder of the applicable Common Shares and Warrants.

The CRA has taken the position that the term "portfolio investment" should be given a broad interpretation. While it should be unlikely that the value of the Common Shares or Warrants should be regarded as being derived primarily from portfolio investments in Investment Assets, there is a possibility that the CRA may take a different view. Even if the value of the Common Shares or Warrants may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in Investment Assets, these rules will apply to a Resident Holder only if it is reasonable to conclude that one of the main reasons for the Resident Holder acquiring, holding or having the Common Shares or Warrants was to derive a benefit from Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act if the income, profits and gains had been earned directly by the Resident Holder.

These rules are complex and their application depends, to a large extent, in part, on the reasons for a Resident Holder acquiring or holding Common Shares or Warrants. Resident Holders are urged to consult their own tax advisors regarding the application and consequences of these rules in their own particular circumstances.

Additional Refundable Tax

A Resident Holder that is, throughout its taxation year, a "Canadian-controlled private corporation" (as defined in the Tax Act) may be subject to pay a refundable tax on its "aggregate investment income" (as defined in the Tax Act), including amounts in respect of taxable capital gains and certain dividends.

Foreign Property Information Reporting

In general, a Resident Holder that is a "specified Canadian entity" (as defined in the Tax Act) for a taxation year or a fiscal period and whose total "cost amount" (as defined in the Tax Act) of "specified foreign property" (as defined in the Tax Act), including Common Shares and Warrants, at any time in the year or fiscal period exceeds C$100,000 will be required to file an information return with the CRA for the taxation year or fiscal period disclosing certain prescribed information in respect of such property. Subject to certain exceptions, a taxpayer resident in Canada, other than a corporation or trust exempt from tax under Part I of the Tax Act, will be a "specified Canadian entity," as will certain partnerships. The Common Share and Warrants will be "specified foreign property" to a Resident Holder. Penalties may apply where a Resident Holder fails to file the required information return in respect of such Resident Holder's "specified foreign property" on a timely basis in accordance with the Tax Act.

The reporting rules in the Tax Act relating to "specified foreign property" are complex and this summary does not purport to address all circumstances in which reporting may be required by a Resident Holder. Resident Holders should consult their own tax advisors regarding the reporting rules contained in the Tax Act.

Holders Not Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act: (i) is not, and is not deemed to be, resident in Canada; and (ii) does not use or hold and is not deemed to use or hold the Common Shares or Warrants in connection with carrying on a business in Canada (a "Non-Resident Holder"). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on, or is deemed to carry on, an insurance business in Canada and elsewhere and such Holders should consult their own tax advisors.

Expiry of Warrants

In the event of the expiry of an unexercised Warrant, a Non-Resident Holder will generally realize a capital loss equal to the Non-Resident Holder's adjusted cost base of such Warrant. The tax treatment of capital losses is discussed in greater detail below under the subheading "Holders Not Resident in Canada - Dispositions of Common Shares and Warrants".

Dividends

Dividends paid in respect of Common Shares to a Non-Resident Holder will not be subject to Canadian withholding tax or other income tax under the Tax Act.

Dispositions of Common Shares and Warrants

A Non-Resident Holder who disposes or is deemed to dispose of Common Shares or Warrants that were acquired under the Offering will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition or deemed disposition of a Common Share or Warrant, nor will capital losses arising therefrom be recognized under the Tax Act, unless the Common Share or Warrant (as applicable) is, or is deemed to be, "taxable Canadian property" of the Non-Resident Holder for the purposes of the Tax Act and the Non-Resident Holder is not entitled to an exemption pursuant to the terms of an applicable tax treaty or convention.

Generally, a Common Share or Warrant (as applicable) will not constitute taxable Canadian property of a Non-Resident Holder provided that the Common Shares are listed on a "designated stock exchange" for the purposes of the Tax Act (which currently includes Tiers 1 and 2 of the TSXV), unless at any time during the 60 month period immediately preceding the disposition, (i) 25% or more of the issued shares of any class or series of the capital stock of the Corporation were owned by or belonged to one or any combination of (a) the Non- Resident Holder, (b) persons with whom the Non-Resident Holder did not deal at arm's length, and (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; and (ii) at such time, more than 50% of the fair market value of Common Shares was derived, directly or indirectly, from any combination of real or immovable property situated in Canada, "Canadian resource property" (as defined in the Tax Act), "timber resource property" (as defined in the Tax Act), or options in respect of, interests in, or for civil law rights in such properties, whether or not such property exists. Notwithstanding the foregoing, a Common Share or Warrant may also be deemed to be "taxable Canadian property" in certain other circumstances set out in the Tax Act. Non-Resident Holders should consult their own tax advisors as to whether their Common Shares or Warrants constitute "taxable Canadian property" in their own particular circumstances.

In cases where a Non-Resident Holder disposes (or is deemed to have disposed) of a Common Share or Warrant that is taxable Canadian property to that Non-Resident Holder and the Non-Resident Holder is not entitled to an exemption under an applicable income tax treaty or convention, the consequences described above under the headings "Holders Resident in Canada - Dispositions of Common Shares and Warrants" and "Holders Resident in Canada - Capital Gains and Capital Losses" will generally be applicable to such disposition.

Non-Resident Holders whose Common Shares or Warrants are taxable Canadian property should consult their own tax advisors.

LEGAL MATTERS

Certain legal matters of Canadian law in connection with the Offering will be passed upon on behalf of the Corporation by Cassels Brock & Blackwell LLP and on behalf of the Underwriters by Blake, Cassels & Graydon LLP. Certain legal matters of U.S. law in connection with the Offering will be passed upon on behalf of the Corporation by Dorsey & Whitney LLP and on behalf of the Underwriters by Troutman Pepper Hamilton Sanders LLP.

As at the date hereof, the partners and associates of each of Cassels Brock & Blackwell LP, Blake, Cassels & Graydon LLP, Dorsey & Whitney LLP and Troutman Sanders LLP, beneficially owned, directly or indirectly, less than 1% of the issued and outstanding securities of the Corporation or of any associate or affiliate of the Corporation.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Ernst & Young LLP, Chartered Professional Accountants are the auditors of the Corporation and have confirmed that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations.

The Corporation's transfer agent and registrar for the Common Shares is Computershare Investor Services Inc., 510 Burrard St, 3rd Floor Vancouver, British Columbia V6C 3B9.

INTEREST OF EXPERTS

The names of each person or company who has prepared or certified a report, valuation, statement or opinion herein, either directly or in a document incorporated by reference, and whose profession or business gives authority to the report, valuation, statement or opinion made by the person or company, are set forth below.

The scientific and technical information concerning the Pony Creek Project contained in this Prospectus Supplement and the AIF, Annual MD&A and Interim MD&A, which are incorporated by reference herein, and the scientific and technical information concerning the Green Springs Project in this Prospectus Supplement under the heading "The Corporation - Summary Description of the Business - Green Springs Project", has been reviewed and approved by Vance Spalding, CPG, an officer of the Corporation and a "qualified person" as such term is defined in NI 43-101. Mr. Spalding is not independent of the Corporation by virtue of his employment with the Corporation. Mr. Spalding is VP Exploration of the Corporation and holds Common Shares and RSUs. As of the date hereof, the securities of the Corporation held by Mr. Spalding, represent less than 1% of the securities of the Corporation.

The scientific and technical information concerning the Green Springs Project contained in this Prospectus Supplement under the heading "Green Springs Project" has been reviewed and approved by John J. Read, CPG who is a "qualified person" and "independent" as such terms are defined in NI 43-101.  As at the date hereof, Mr. Read holds no securities of the Corporation.

PURCHASERS' STATUTORY RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus or a prospectus supplement relating to the securities purchased by a purchaser and any amendments thereto. In several of the provinces and territories, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus or a prospectus supplement relating to the securities purchased by a purchaser and any amendments thereto contain a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for the particulars of these rights or consult with a legal advisor.

In an offering of warrants, investors are cautioned that the statutory right of action for damages for a misrepresentation contained in the prospectus is limited, in certain provincial securities legislation, to the price at which the warrants are offered to the public under the prospectus offering.  This means that, under the securities legislation of certain provinces, if the purchaser pays additional amounts upon exchange or exercise of the security, those amounts may not be recoverable under the statutory right of action for damages that applies in those provinces.  The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of this right of action for damages or consult with a legal advisor.

CERTIFICATE OF THE CORPORATION

Dated: August 6, 2020

This short form prospectus, together with the documents incorporated by reference, as supplemented by the foregoing, constitutes full, true and plain disclosure of all material facts relating to the securities offered by the short form prospectus and this supplement as required by the securities legislation of each of the provinces and territories of Canada, except Québec.

(Signed) MATTHEW LENNOX KING	(Signed) JOHN WENGER
President and Chief Executive Officer	Vice-President, Corporate Strategy, Chief Financial Officer and Corporate Secretary

On behalf of the Board of Directors

(Signed) MARK WELLINGS	(Signed) JOHN DORWARD
Director	Director

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CERTIFICATE OF THE UNDERWRITER

Dated: August 6, 2020

To the best of our knowledge, information and belief, the short form prospectus, together with the documents incorporated by reference, as supplemented by the foregoing, constitutes full, true and plain disclosure of all material facts relating to the securities offered by the short form prospectus and this supplement as required by the securities legislation of each of the provinces and territories of Canada, except Québec.

CORMARK SECURITIES INC. (Signed) Kevin Carter Managing Director

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